Confidential         Exhibit 10.10
Execution Copy

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

COLLABORATION AGREEMENT
This Collaboration Agreement (the “Agreement”) is made and entered into as of May 27, 2009 (the “Effective Date”) by and between Exelixis, Inc., a Delaware corporation having an address at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 (“Exelixis”), and Sanofi-Aventis, a French company, having an address at 174, Avenue de France, 75013 Paris, France (“Sanofi-Aventis”). Exelixis and Sanofi-Aventis are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
Recitals
A.    Sanofi-Aventis is a leading pharmaceutical company committed to researching, developing, manufacturing and marketing novel products of high therapeutic value for human and veterinary medicine.
B.    Exelixis is a biotechnology company that has technology and expertise relating to the discovery and development of therapeutics that modulate signal transduction pathways involved in oncology and other disease areas.
C.    Sanofi-Aventis and Exelixis desire to establish a collaboration to apply their respective technology and expertise in isoform-specific Class I phosphoinositide-3-kinases for the development and commercialization of novel therapeutic and prophylactic products based on such compounds.
Now, Therefore, the Parties agree as follows:

1.	DEFINITIONS
Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.
1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
1.2 “Alliance Manager” has the meaning set forth in Section 4.5(a).

1.3 “Annual Development Plan” has the meaning set forth in Section 5.3(a).

1.4 “Approved Plan” means, with respect to a Product, any one or more of the Initial Development Plans and each Annual Development Plan, in each case as adopted or approved under the terms of this Agreement.

1.5 “Calendar Half” means any consecutive 6-month period ending June 30 or December 31.

1.6 “Calendar Quarter” means any consecutive 3-month period ending March 31, June 30, September 30 or December 31.

1.7 “Calendar Year” means any consecutive 12-month period ending December 31.

1.8 “Clinical Supply Requirements” means the quantities of the Product which are required by a Party or the Parties for the Development of a Product under this Agreement, including, without limitation, the conduct of research, pre-clinical studies and clinical trials in connection with each Annual Development Plan. “CMC Activities” has the meaning set forth in Section 7.2(b).

1.10 “Collaboration” means all the activities performed by or on behalf of either Exelixis or Sanofi-Aventis in the course of performing work contemplated in Articles 2, 3, 4, 5, 6 and 7.

1.11 “Collaboration Compound” means: (a) Lead Compounds; (b) Development Candidates; or (c) any isomer, racemate, salt, solvate, hydrate, metabolite, conjugate, co-crystals, polymorphs, ester, or prodrug of the compounds set forth in clause (a) or (b) of this definition.

1.12 “Collaborative Research Term” shall mean the period beginning on the Effective Date and continuing until the third (3rd) anniversary of the Effective Date. The Collaborative Research Term may be further extended beyond its initial period pursuant to Section 2.5 or upon the mutual written agreement of the Parties.

1.13 “Commercialize” means to promote, market, distribute, sell (and offer for sale or contract to sell) or provide product support for a Product, including by way of example: (a) detailing and other promotional activities in support of a Product; (b) advertising and public relations in support of a Product, including market research, development and distribution of selling, advertising and promotional materials, field literature, direct-to-consumer advertising campaigns, media/journal advertising, and exhibiting at seminars and conventions; (c) developing reimbursement programs and information and data specifically intended for national accounts, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations, including pull-through activities; (d) other co-promotion activities not included in the above; (e) conducting medical education activities and journal advertising; and (f) conducting [ * ] or [ * ]. For clarity, “Commercializing” and “Commercialization” have a correlative meaning.

1.14 “Committee” means the JEC or JRDC, as the case may be.

1.15 “Confidential Information” has the meaning set forth in Section 11.1.

1.16 “Contractual Joint Patent” means any Exelixis Patent, Sanofi-Aventis Patent or Joint Invention Patent that contains a [ * ] covering a [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.17 “Controlled” means, with respect to any compound, material, Information or intellectual property right, that the Party owns or has a license to such compound, material, Information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.18 “Development” means, with respect to a Product, those activities, including clinical development activities, clinical trials, supporting manufacturing activities and related regulatory activities, that are [ * ] to: (a) obtain, from the appropriate Regulatory Authorities, the Regulatory Approvals with respect to such Product in the applicable regulatory jurisdiction, whether alone or for use together, or in combination, with another active agent or pharmaceutical product; and (b) maintain such Regulatory Approvals. To avoid confusion, Development does not include the conduct of [ * ] or [ * ]. For clarity, “Develop” and “Developing” have a correlative meaning.

1.19 “Development Candidate” means any former Lead Compound that: (a) is a PI3Kalpha Selective Inhibitor, PI3Kbeta Selective Inhibitor, PI3Kalpha/beta Inhibitor, PI3Kalpha/mTOR Inhibitor, PI3Kbeta/mTOR Inhibitor, or PI3Kalpha/beta/mTOR Inhibitor; (b) has met the Development Candidate Criteria set forth in the Research Plan (or has otherwise been nominated by the JRDC pursuant to Section 2.3(e)); and (c) has been [ * ] pursuant to Section [ * ]. For clarity, a Lead Compound ceases to be a Lead Compound after it has been approved as a Development Candidate.

1.20 “Development Candidate Nomination Criteria” has the meaning set forth in Section 5 of Exhibit 2.2.

1.21 “Diligent Efforts” means the carrying out of obligations or tasks by a Party in a sustained manner using good faith commercially reasonable and diligent efforts, which efforts shall be consistent with the exercise of prudent scientific and business judgment in accordance with the efforts such Party devotes to products or research or development projects owned by it of similar scientific and commercial potential. Diligent Efforts shall be determined on a [ * ] basis in view of conditions [ * ], and evaluated taking into account all relevant factors, including without limitation, the [ * ], [ * ], [ * ], [ * ] of a [ * ] or [ * ] that are in the [ * ] or under [ * ] by [ * ] and other [ * ], [ * ], [ * ], [ * ] and [ * ] factors. It is anticipated that the level of effort constituting Diligent Efforts may [ * ].

1.22 “Dollars” or “$” means the legal tender of the United States of America.

1.23 “Drug Approval Application” or “DAA” means: in any country or regulatory jurisdiction, the application for Regulatory Approval required for commercial sale or use of a Product (or with respect to a subsequent Indication) in such country or regulatory jurisdiction.

1.24 “Exelixis Clinical Trials” means the clinical trials that are carried out by Exelixis for each Product and that are described in the Global Development Plan or each Annual Development Plan, and any other trials that are designated as Exelixis Clinical Trials by the JRDC.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.25 “Exelixis Development Expenses” means those costs and expenses incurred by Exelixis directly in connection with the Development of a Product in accordance with this Agreement and the applicable Annual Development Plan, including without limitation:

(i)    all Out-of-Pocket Costs, including, without limitation, fees and expenses associated with the conduct of Exelixis Clinical Trials or any other mutually agreed Development activities with respect to a Product (e.g., fees paid to CROs, purchase of comparator or placebo);

(ii)    Exelixis FTE Costs; and

(iii)    any other costs or expenses [ * ] incurred in connection with any other mutually agreed research or Development activities of Exelixis with respect to a Product.

1.26“Exelixis FTE Cost” means, for all Development activities performed by Exelixis in accordance with the Annual Development Plan(s), the amount equal to (a) the number of FTEs required for such Development activity as set forth in the approved Annual Development Plan multiplied by (b) the Exelixis FTE Rate. For the avoidance of doubt, the activity of contract personnel shall be charged as Out-of-Pocket Costs.

1.27 “Exelixis FTE Rate" means [ * ] Dollars ($[ * ]), subject to adjustment in accordance with Section 5.5(d).

1.28 “Exelixis Know-How” means all Information Controlled by Exelixis (other than Exelixis Patents) and its Affiliates as of the Effective Date or during the Term that: (a) covers a Collaboration Compound, a composition containing a Collaboration Compound, a formulation containing a Collaboration Compound, or the manufacture or use of a Collaboration Compound; and (b) is [ * ] for Sanofi-Aventis to exercise the rights licensed to it under the Agreement or to perform its obligations under the Agreement.

1.29 “Exelixis Patents” means all Patents Controlled by Exelixis and its Affiliates, as of the Effective Date or during the Term, including Sole Invention Patents Controlled by Exelixis that: (a) cover a Collaboration Compound, a composition containing a Collaboration Compound, a formulation containing a Collaboration Compound, or the manufacture or use of a Collaboration Compound; and (b) are [ * ] for Sanofi-Aventis to exercise the rights licensed to it under the Agreement or to perform its obligations to the Collaboration under the Agreement.

1.30 “Exelixis Prosecuted Patents” has the meaning set forth in Section 10.3(a)(i).

1.31 “FDA” means the United States Food and Drug Administration, and any successor thereto.

1.32 “FTE” means the equivalent of the work of one (1) employee full time for one (1) year consisting of a total of [ * ] hours per year directly related to the research or Development of any Pre-Lead Compound, Lead Compound, Development Candidate, or Product or any other activities contemplated under this Agreement. Any individual who devotes less than [ * ] hours per year (or such other number as may be agreed by the JEC) shall be treated as an FTE on a pro-rata basis upon the number of hours worked (based

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

on Exelixis’ internal methodology for calculating the number of hours that comprises an FTE) divided by [ * ] hours.

1.33 “Generic Product” means, with respect to a given Product in a given country, any pharmaceutical product that: (a) is marketed for sale in such country by a Third Party; (b) contains as active pharmaceutical ingredient the [ * ] as contained in such Product, or any [ * ], or [ * ] thereof (and [ * ] pharmaceutically active ingredients [ * ] in the Product); and (c) is [ * ] or [ * ] in such [ * ] (pursuant to [ * ], a [ * ], other drug [ * ] or comparable process). With respect to a Product that is sold as a [ * ] of a [ * ] with [ * ] active pharmaceutical ingredient (collectively, the “[ * ] Active Pharmaceutical Ingredients”), a Generic Product shall, for purposes of this paragraph, contain as active pharmaceutical ingredients the [ * ] Active Pharmaceutical Ingredients as contained in such Product, or any [ * ], or [ * ] thereof, and meet the conditions defined in (a) and (c) above.

1.34 “GAAP” means United States generally accepted accounting principles, as they exist from time to time, consistently applied.

1.35 “IFRS” means International Financial Reporting Standards, as they exist from time to time, consistently applied.

1.36 “IND” means an Investigational New Drug Application submitted to the FDA in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country.

1.37 “IND Submission Criteria” has the meaning set forth in Section 7 of Exhibit 2.2.

1.38 “Indication” means:

(a)    with respect to the oncology therapeutic area, a tumor of a particular [ * ] (e.g. [ * ], etc.) regardless of the [ * ] or [ * ], and regardless of the [ * ] or [ * ] for which a [ * ] may be [ * ] (for clarification purposes, (i) if a Product has received [ * ] in a respective [ * ], then any subsequent [ * ] in the [ * ] for such [ * ] that is [ * ] by a [ * ] shall [ * ] a [ * ] for such Product]; and (ii) a [ * ], or [ * ] for such Product in the [ * ] (e.g., without limitation, from a [ * ] to a [ * ]) shall [ * ] a [ * ]); or,

(b)    any disease in therapeutic areas other than oncology.

1.39 “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including, databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures. For clarity, Information excludes any Patents.

1.40 “Initial Development Plan” has the meaning set forth in Section 5.2(a).

1.41 “Invention” means any and all inventions and improvements conceived or reduced to practice by or on behalf of a Party or the Parties jointly in the performance of its obligations, or the exercise of its rights, under this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.42 “Joint Executive Committee” or “JEC” has the meaning set forth in Section 4.1(a).

1.43 “Joint Research & Development Committee” or “JRDC” has the meaning set forth in Section 4.1(a).

1.44 “Joint Invention” means any Invention conceived and/or reduced to practice jointly by or on behalf of both Parties.

1.45 “Joint Invention Patent” means (i) a Patent that claims a Joint Invention or (ii) a Contractual Joint Patent.

1.46 “Knowledge” means, with respect of a Party, the [ * ] of the facts and information in the possession of [ * ] of such Party, or any [ * ] of, or [ * ] by, such Party or its Affiliates, [ * ] reasonably appropriate [ * ] with respect to [ * ] and [ * ] by [ * ] of the] execution of this Agreement. For purposes of this definition, [ * ] means any person in the position of [ * ] or [ * ] of a Party.

1.47 “Launch” means, for each Product in each country, the first arm’s-length sale to a Third Party for use or consumption by the public of such Product in such country after Regulatory Approval of such Product in such country. A Launch shall not include any Product sold for use in clinical trials, for research or for other non-commercial uses, or that is supplied as part of a [ * ] or [ * ].

1.48 “Lead Compound” means any: (a) former Pre-Lead Compound that: (i) is a PI3Kalpha Selective Inhibitor, PI3Kbeta Selective Inhibitor, PI3Kalpha/beta Inhibitor, PI3Kalpha/mTOR Inhibitor, PI3Kbeta/mTOR Inhibitor, or PI3Kalpha/beta/mTOR Inhibitor; (ii) has met the Lead Compound Nomination Criteria set forth in the Research Plan (or has otherwise been nominated by the JRDC pursuant to Section 2.3(c)); and (iii) has been approved by the JRDC pursuant to Section 2.3(c); or (b) small molecule compound Controlled by a Party that: (i) is [ * ] from the [ * ] of a [ * ] or a [ * ] by a Party in the course of performing [ * ] pursuant to the [ * ]; (ii) is a PI3Kalpha Selective Inhibitor, PI3Kbeta Selective Inhibitor, PI3Kalpha/beta Inhibitor, PI3Kalpha/mTOR Inhibitor, PI3Kbeta/mTOR Inhibitor, or PI3Kalpha/beta/mTOR Inhibitor; (iii) has met the Lead Compound Nomination Criteria set forth in the Research Plan (or has otherwise been nominated by the JRDC pursuant to Section 2.3(c)); and (iv) has been approved by the JRDC pursuant to Section 2.3(c). For clarity, a [ * ] to be a [ * ] after it has been [ * ] as a [ * ].

1.49 “Lead Compound Nomination Criteria” has the meaning set forth in Section 3 of Exhibit 2.2.

1.50 “Lead Development Party” has the meaning set forth in Section 5.1.

1.50 “Lead Optimization Responsibilities” has the meaning set forth in Section 4 of Exhibit 2.2.

1.52 “Losses” has the meaning set forth in Section 14.1.

1.53 “MAD” has the meaning set forth in the definition of “Transfer Date”.

1.54 “Major European Countries” means France, Germany, Italy, Spain and the United Kingdom.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.55 “Major Territory” means each of the following territories: [ * ].

1.56 “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Collaboration Compounds, Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing, quality assurance and quality control. For clarity, “Manufacture” has a correlative meaning.

1.57 “MTD” has the meaning set forth in the definition of “Transfer Date”.

1.58 “mTOR” means: (a) the gene for [ * ] (“[ * ]”), also known as [ * ] (“[ * ]”) ([ * ]); (b) the protein encoded by such gene; and (c) all [ * ] and [ * ] thereof.

1.59 “Net Sales” means the amount invoiced or otherwise billed by Sanofi-Aventis or its Affiliate or sublicensee for sales or other commercial disposition of a Product to a Third Party purchaser, less the following to the extent included in such billing or otherwise actually allowed or incurred with respect to such sales: (a) discounts, including cash, trade and quantity discounts, price reduction programs, retroactive price adjustments with respect to sales of a Product, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; (b) credits or allowances actually granted upon rejections or returns of Products, including for recalls or damaged goods; (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Products, to the extent billed; (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of a Product; (e) bad debts relating to sales of Products that are actually written off by Sanofi-Aventis in accordance with IFRS, consistently applied, during the applicable royalty calculation period; and (f) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of Products, including value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; provided that all of the foregoing deductions are calculated in accordance with IFRS.

Notwithstanding the foregoing, if any Product is sold under a [ * ] or [ * ] arrangement with [ * ], then, solely for the purpose of calculating Net Sales for royalty purposes hereunder, any [ * ] on such Products sold under such an arrangement shall be [ * ], on a [ * ] basis based on the [ * ] prior to [ * ], [ * ] the [ * ] applied on any [ * ] product sold within such [ * ] arrangement for the applicable accounting period. In case of any dispute as to the applicable [ * ] under the preceding sentence, the determination of same shall be calculated and certified by an [ * ] selected by [ * ] of [ * ], whose decision shall be binding.

A sale of a Product is deemed to occur upon invoicing. In the event that [ * ], after reasonable efforts, cannot [ * ] the [ * ] of a [ * ] in a particular [ * ], the Parties shall [ * ] and [ * ] in [ * ] an appropriate means for [ * ] in such a situation].

For sake of clarity and avoidance of doubt, sales by Sanofi-Aventis, its Affiliates or sublicensees of a Product to a [ * ] of such [ * ] in a given [ * ] shall be [ * ] a [ * ] to a [ * ]. Any Products used (but not [ * ]) for [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or [ * ] purposes or used for [ * ] or other [ * ] purposes shall [ * ] considered in determining Net Sales hereunder.

In the event a Product is sold as an end-user product consisting of a combination of active functional elements or as a combined product and/or service, Net Sales, for purposes of determining royalty payments on such Product, shall be calculated by multiplying the Net Sales of the end-user product and/or service by the fraction A over A+B, in which A is the gross selling price of the Product portion of the end-user product and/or service when such Product is sold separately during the applicable accounting period in which the sales of the end-user product were made, and B is the gross selling price of the other active elements and/or service, as the case may be, of the end-user product and/or service sold separately during the accounting period in question. All gross selling prices of the elements of such end-user product and/or service shall be calculated as the average gross selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country or countries, no separate sale of either such above-designated Product or such above designated elements of the end-user product and/or service are made during the accounting period in which the sale was made or if gross retail selling price for an active functional element, component or service, as the case may be, cannot be determined for an accounting period, Net Sales allocable to the Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, variations in potency, the relative contribution of each active agent, component or service, as the case may be, in the combination, and relative value to the end user of each active agent, component or service, as the case may be. Notwithstanding the foregoing, the Parties agree that, for purposes of this paragraph, adjuvants, mechanical but not chemical drug delivery devices, and excipients shall not be deemed to be “active ingredients” or “active functional elements”. For clarity, [ * ] or technologies [ * ] or [ * ] of a [ * ] or having [ * ] properties] such as, without limitation, [ * ] or specific [ * ] technology, shall [ * ] within the [ * ] and shall [ * ] to be “active ingredients” or “active functional elements” for purposes of this paragraph.

1.60 “Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP) by Exelixis and/or its Affiliates, if applicable.

1.61 “Party Vote” has the meaning set forth in Section 4.4(c)(i).

1.62 “Patent” means all: (a) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period (and which have not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement), including any substitution, extension, registration, confirmation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions, renewal or any like filing thereof; (b) pending applications for letters patent which have not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), and/or abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written consent, including any continuation, division or continuation-in-part thereof and any provisional applications; and (c) any international counterparts to (a) and (b) above.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.63 “Phase I Clinical Trial” means a clinical trial that generally provides for the first introduction into humans of a Product, with a primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such Product, and generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation), or other comparable regulation imposed by a Regulatory Authority in any country.

1.64 “Phase I/II Clinical Trial” means a human clinical trial of a Product, which trial satisfies the requirements for a Phase I Clinical Trial and for a Phase II Clinical Trial.

1.65 “Phase II Clinical Trial” means a human clinical trial of a Product, the principal purpose of which is to make a preliminary determination that such Product is safe for its intended use and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), or other comparable regulation imposed by a Regulatory Authority in any country.

1.66 “Phase II/III Clinical Trial” means a human clinical trial of a Product, that satisfies the requirements for a Phase II Clinical Trial and for a Phase III Clinical Trial.

1.67 “Phase III Clinical Trial” means a pivotal human clinical trial of a Product, which trial is designed to: (a) establish that such Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed; (c) support Regulatory Approval of such Product; and (d) be generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), or other comparable regulation imposed by a Regulatory Authority in any country.

1.68 “Phase IIIB Clinical Trial” means a clinical trial of a Product, initiated before regulatory approval and is not required for same, but which may provide data that further defines how and where the drug should be used. A Phase IIIB Clinical Trial may include epidemiological studies, modeling and pharmacoeconomic studies, and investigator-sponsored clinical trials that are approved by the JRDC and that otherwise fit the foregoing definition.

1.69 “Phase IV Clinical Trial” means a product support clinical trial of a Product commenced after receipt of Regulatory Approval in the country where such trial is conducted. A Phase IV Clinical Trial may include epidemiological studies, modeling and pharmacoeconomic studies, and investigator-sponsored clinical trials studying Product that are approved by the JRDC and that otherwise fit the foregoing definition.

1.70 “PI3K” means: (a) the gene encoding the [ * ] for a member of the[ * ] consisting of the following [ * ] known as [ * ], and [ * ]; (b) the protein encoded by such gene; and (c) all [ * ] and [ * ] thereof. For the purposes of this Agreement the term “PI3K” refers to [ * ] only, and does not include [ * ].

1.71 “PI3Kalpha Selective Inhibitor” means a small molecule compound that: (a) inhibits PI3Kalpha at the applicable Target Potency Threshold; and (b) meets the applicable Target Specificity Threshold.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.72 “PI3Kalpha/beta Inhibitor” means a small molecule compound that: (a) inhibits PI3Kalpha and PI3Kbeta at the applicable Target Potency Threshold; and (b) meets the applicable Target Specificity Threshold.

1.73 “PI3Kalpha/beta/mTOR Inhibitor” means a small molecule compound that: (a) inhibits PI3Kalpha, PI3Kbeta and mTOR at the applicable Target Potency Threshold; and (b) meets the applicable Target Specificity Threshold.

1.74 “PI3Kalpha/mTOR Inhibitor” means a small molecule compound that: (a) inhibits PI3Kalpha and mTOR at the applicable Target Potency Threshold; and (b) meets the applicable Target Specificity Threshold.

1.75 “PI3Kbeta Selective Inhibitor” means a small molecule compound that: (a) inhibits PI3Kbeta at the applicable Target Potency Threshold; and (b) meets the applicable Target Specificity Threshold.

1.76 “PI3Kbeta/mTOR Inhibitor” means a small molecule compound that: (a) inhibits PI3Kbeta and mTOR at the applicable Target Potency Threshold; and (b) meets the applicable Target Specificity Threshold.

1.77 “Pre-Lead Compound” means a small molecule compound that: (a) is [ * ] by a Party; (b) such Party has [ * ] as a [ * ] after [ * ] for [ * ] against [ * ], and [ * ] (as applicable); (c) meets the Pre-Lead Criteria set forth in the Research Plan; and (d) is [ * ] by [ * ] to the JRDC for inclusion under the Agreement as a Collaboration Compound.
1.78 “Pre-Lead Criteria” has the meaning set forth in Section 2 of Exhibit 2.2.

1.79 “Product” means any therapeutic or prophylactic product (for use in animals or humans) in bulk or finished form that comprises or incorporates any [ * ].

1.80 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Medicines Agency (“EMEA”)), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

1.81 “Regulatory Authority” means the applicable national (e.g., the FDA), supra-national (e.g., the EMEA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity that, in each case, governs the Regulatory Approval of a Product in such applicable regulatory jurisdiction.

1.82 “Research Plan” has the meaning set forth in Section 2.2.

1.83 “Royalty Term” has the meaning set forth in Section 9.5.

1.84 “[ * ]” has the meaning set forth in Section 4.4(c)(iv).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.85 “Sanofi-Aventis Know-How” means all Information Controlled by Sanofi-Aventis (other than Sanofi-Aventis Patents) and its Affiliates as of the Effective Date or during the Term, that: (a) covers a Collaboration Compound, a composition containing a Collaboration Compound, a formulation containing a Collaboration Compound, or the manufacture or use of a Collaboration Compound; and (b) is [ * ] for Exelixis to exercise the rights licensed to it under the Agreement or to perform its obligations under the Agreement.

1.86 “Sanofi-Aventis Patents” means all Patents Controlled by Sanofi-Aventis and its Affiliates (including Sanofi-Aventis’ Sole Invention Patents but excluding Exelixis Patents), as of the Effective Date or during the Term, including any Sole Invention Patents Controlled by Sanofi-Aventis, that: (a) cover a Collaboration Compound, a composition containing a Collaboration Compound, a formulation containing a Collaboration Compound, or the manufacture or use of a Collaboration Compound; and (b) are [ * ] for Exelixis to exercise the rights licensed to it under the Agreement or to perform its obligations under the Agreement.

1.87 “SAR” has the meaning set forth in Section 2.3(b).

1.88 “Selectivity Panel” has the meaning described in Exhibit 1.88.

1.89 “Sole Invention” means any Invention conceived and reduced to practice solely by or on behalf of a Party during the Term.

1.90 “Sole Invention Patent” means a Patent that claims a Sole Invention.

1.91 “Target Potency Threshold” has the meaning set forth in Exhibit 1.91.

1.92 “Target Specificity Threshold” has the meaning set forth in Exhibit 1.92.

1.93 “Term” has the meaning set forth in Section 12.1.

1.94 “Third Party” means any person or entity other than: (a) Exelixis; (b) Sanofi-Aventis; or (c) an Affiliate of either Party.

1.95 “Transfer Date” for a given Exelixis Clinical Trial with respect to any given Product means: (a) the date on which Exelixis notifies Sanofi-Aventis of the first occurrence of any of the following events: (i) [ * ] (“[ * ]”) is established, consistent with the then-current clinical protocol for such Exelixis Clinical Trial]; and (ii) [ * ] (“[ * ]”) is established when [ * ] in [ * ] is observed in [ * ]; or (b) the date on which [ * ] agrees to [ * ] a [ * ] to [ * ] of the [ * ] for such [ * ].

1.96 “Upstate Panel” has the meaning described in Exhibit 1.88.

1.97 “Valid Claim” means (a) a claim in an issued Patent that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement of the Parties; or (b) a claim under an application for a Patent

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that has been pending [ * ] from the date that the [ * ], and which has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

1.98 “Working Group” has the meaning set forth in Section 4.4(f).

2.Collaboration

2.1.Overview; Guidelines; and Independence.

(a)Overview. The Parties desire to apply their respective technology and expertise to discover, optimize and advance Collaboration Compounds that are a PI3Kalpha Selective Inhibitor, PI3Kbeta Selective Inhibitor, PI3Kalpha/beta Inhibitor, PI3Kalpha/mTOR Inhibitor, PI3Kbeta/mTOR Inhibitor, or PI3Kalpha/beta/mTOR Inhibitor so that such Collaboration Compounds may be Developed into Products and Commercialized by Sanofi-Aventis. As a general goal, the Parties intend to advance [ * ] Lead Compounds as Development Candidates, and to submit [ * ] INDs on Development Candidates ([ * ] one of which is [ * ] and one of which is [ * ] (both with or without [ * ]), during the Collaborative Research Term. The Parties agree that failure to advance [ * ] such Lead Compounds as Development Candidates, or failure to submit [ * ] such INDs on Development Candidates shall not be treated as a breach of this Agreement. Each Party shall have responsibilities under the Collaboration in accordance with the allocation of duties set forth in the Research Plan, including responsibilities for lead optimization, preclinical development of Collaboration Compounds, and conduct of [ * ] Clinical Trial(s) for such Collaboration Compounds.

(b)Resources. Each Party shall assign responsibilities for the various operational aspects of the Collaboration to those portions of its organization that have the appropriate resources, expertise and responsibility for such functions and, consistent with this Agreement, treat each Pre-Lead Compound, Lead Compound or Development Candidate as if it were a proprietary compound solely of its own organization. In all matters related to the Collaboration, the Parties shall strive to balance as best as they can the legitimate interests and concerns of the Parties and to realize the full economic potential of each Product (taking into account the risks and costs of further Development and Commercialization). Notwithstanding anything to the contrary, during the Collaborative Research Term, Exelixis shall allocate and utilize [ * ] FTEs per year, [ * ] to fulfilling its obligations under the Research Plan, and Sanofi-Aventis shall allocate [ * ] to perform its obligations under the Research Plan.

2.2.Research Plan. The Parties have agreed in writing upon an initial plan for the research to be carried out by the Parties during the Collaborative Research Term, which is set forth in the Exhibit 2.2 and incorporated herein by reference (the “Research Plan”). The Research Plan includes each Party’s respective obligations in furtherance of the Collaboration and timelines for completion of key stages. The JRDC shall review the Research Plan at least [ * ] and may propose to the JEC (for its review and approval) revised versions of the Research Plan that do not contradict any terms of this Agreement. Once approved by the JEC, such revised Research Plan shall replace the prior Research Plan. If the terms of the Research Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.3.Conduct of Research.

(a)General. The Parties shall use Diligent Efforts to conduct their respective tasks set forth in the Research Plan and shall conduct the Collaboration in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations and all applicable good laboratory practices.
(b)Pre-Lead Discovery and Nomination. During the Collaborative Research Term, each Party shall use Diligent Efforts to [ * ] and [ * ] of [ * ] to [ * ] and [ * ] as [ * ]. Each Party shall [ * ] the [ * ] and [ * ] identification and characterization (but not any [ * ], [ * ], proprietary [ * ], or [ * ]) with the JRDC at each meeting. Exhibit 2.3(b)(i) identifies (as of the Effective Date) a list of compounds that [ * ] to [ * ] as [ * ] under this Agreement, and Exhibit 2.3(b)(ii) identifies (as of the Effective Date) a list of compounds that [ * ] to [ * ] as [ * ] under this Agreement. Once [ * ] in [ * ] that a given compound meets the Pre-Lead Compound Nomination Criteria identified in the Research Plan, then [ * ] shall submit to the JRDC a data package (excluding [ * ] and [ * ]) for nominating such compound as a Pre-Lead Compound. Alternatively, the JRDC may request [ * ] to assemble and submit (at such [ * ]) a data package (excluding [ * ] and [ * ]) for any PI3Kalpha Selective Inhibitor, PI3Kbeta Selective Inhibitor, PI3Kalpha/beta Inhibitor, PI3Kalpha/mTOR Inhibitor, PI3Kbeta/mTOR Inhibitor, or PI3Kalpha/beta/mTOR Inhibitor that has been disclosed to the JRDC by [ * ]. The JRDC shall review each data package submitted for Pre-Lead Compound nomination and shall determine whether to approve such compound as a Pre-Lead Compound. If the JRDC approves such compound, then such compound shall be deemed to be a Pre-Lead Compound. Upon such approval by the JRDC, the [ * ] and [ * ] for such Pre-Lead Compound shall be [ * ]. If the JRDC does not approve a compound as a Pre-Lead Compound, and the JRDC recommends that such compound should be subject to additional work, then, [ * ] that [ * ] such [ * ] shall use [ * ] to [ * ] such [ * ] and [ * ] such [ * ] to the [ * ] for [ * ]; provided, however, that the JRDC shall have the sole discretion to prioritize such additional work relative to any work being performed [ * ] under this Agreement. If the JRDC does not approve such compound as a Pre-Lead Compound and does not recommend additional work, then such compound shall [ * ] that [ * ] such [ * ], which [ * ] shall have the right to] further research, develop or commercialize such compound [ * ], subject [ * ] to the [ * ] of Section [ * ].

(c)Lead Discovery and Nomination. Once [ * ] determines that [ * ] Pre-Lead Compound meets the Lead Compound Nomination Criteria identified in the Research Plan, then [ * ] shall submit to the JRDC a data package for such Pre-Lead Compound to be approved as a Lead Compound by the JRDC. Alternatively, the JRDC may nominate a Pre-Lead Compound for consideration to be a Lead Compound and request [ * ] to assemble and submit (at such [ * ]) a data package for such Pre-Lead Compound. The JRDC shall review each submitted data package and shall determine whether to approve such Pre-Lead Compound as a Lead Compound, provided, however, that prior to such determination, [ * ] that has [ * ] such [ * ] shall have the right to request and receive, [ * ] appropriate [ * ], [ * ] from the [ * ] of [ * ] than [ * ] of such [ * ] solely to [ * ] the [ * ] and the [ * ] described in the [ * ] and confirm whether such [ * ] of the [ * ] provided meet such [ * ] (for clarity, [ * ] intends for the [ * ] to [ * ] in the [ * ] of [ * ]; accordingly, if any [ * ] from such [ * ], then the [ * ] such [ * ] hereby [ * ] all of its [ * ] and [ * ] to such [ * ] to [ * ]). If the JRDC approves such Pre-Lead Compound, then such Pre-Lead Compound shall be deemed to be a Lead Compound, and shall no longer be deemed to be a Pre-Lead Compound. If the JRDC does not approve a Pre-Lead Compound, and the JRDC recommends that such Pre-Lead Compound should be subject to additional work, then, [ * ] that [ * ] such [ * ] shall use [ * ] to [ * ] such [ * ] and [ * ] such [ * ] to the [ * ] for [ * ]; provided, however, that the JRDC shall have the sole discretion to prioritize such additional work relative to any work

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

being performed [ * ] under this Agreement. If JRDC does not approve such Pre-Lead Compound and does not recommend additional work, then such Pre-Lead Compound shall cease to be a Pre-Lead Compound, and [ * ] that [ * ] such [ * ] shall have [ * ] to further [ * ] or [ * ] such [ * ], subject [ * ] to the [ * ] of Section [ * ].

(d)Review of Lead Compounds. As part of the criteria for the submission of a Lead Compound for approval as a Development Candidate, [ * ] review the results of all screening assays for [ * ] activity [ * ] or [ * ] of [ * ] in the normal course of [ * ] under the [ * ]. [ * ] may [ * ] such [ * ] for the [ * ] of [ * ] that such [ * ] does [ * ] a [ * ] of [ * ] against any [ * ] for which [ * ] has [ * ] to any [ * ] (“[ * ]”). If [ * ] notifies [ * ] in writing within [ * ] of [ * ] that a [ * ], then [ * ] shall [ * ] such [ * ]; provided, however, that [ * ] may [ * ] on such [ * ] to [ * ] the [ * ] of such [ * ]. For clarity, (a) nothing in this Section 2.3 shall be deemed to [ * ] from [ * ], at any time, with respect to its [ * ] or [ * ] in order to [ * ] such [ * ], and (b) [ * ] may [ * ] and [ * ] with respect to any such [ * ] during such [ * ] prior to [ * ] any such [ * ] from [ * ]. In the event that [ * ] does [ * ] to [ * ] with respect to the [ * ] of a [ * ] within such [ * ], then [ * ] shall be [ * ] on the terms and conditions set forth in this Agreement.

(e)Lead Optimization. During the Collaborative Research Term, the JRDC shall review and prioritize each Lead Compound on a regular basis, allocating the split of responsibilities and resources between the Parties with the goal of advancing a prioritized Lead Compound to Development Candidate by the conduct of the Lead Optimization Responsibilities set forth in the Research Plan, and the factors described below. In general, the responsibilities for [ * ] of a Lead Compound and associated [ * ] (including [ * ] and [ * ]) shall remain with [ * ] that [ * ] such [ * ]; provided, however, that the Parties may agree to allocate some activities (and transfer Lead Compounds) to [ * ] that [ * ] such [ * ] if [ * ] has [ * ] and [ * ] that are [ * ] to the [ * ] (e.g., in the areas of specific [ * ] or [ * ] models, [ * ] assets or access to [ * ])]. During the Collaborative Research Term, each Party shall [ * ] to [ * ] the [ * ] that are [ * ] to [ * ] by [ * ] and to update the JRDC with the progress and results of such conduct. The JRDC shall assess the status of the Lead Compounds, and, if a Lead Compound meets the Development Candidate Nomination Criteria, or if the JRDC otherwise determines that a Lead Compound should be advanced as a Development Candidate for preclinical development, then the JRDC shall nominate such Lead Compound as a Development Candidate to [ * ]. [ * ] shall promptly (and in good faith) review such nomination and determine whether such Lead Compound shall be advanced for preclinical development by becoming a Development Candidate. If [ * ] determines to approve such Lead Compound as a Development Candidate, then [ * ] shall promptly notify the JRDC, and such Lead Compound shall be deemed to be a Development Candidate and shall no longer be deemed to be a Lead Compound. [ * ] shall also determine which Party would be responsible for CMC Activities, preclinical development, IND submission and conduct of the first Phase I Clinical Trial for such Development Candidate. If the JRDC decides not to nominate a Lead Compound as a Development Candidate, or if [ * ] does not approve a Lead Compound as a Development Candidate, and the JRDC [ * ] recommends additional work to be performed on such Lead Compound, then, [ * ] that [ * ] such [ * ] shall use Diligent Efforts to conduct such additional work and re-submit such Lead Compound to the JRDC; provided, however, that the JRDC shall have the sole discretion to prioritize such additional work relative to any work being performed by such Party under this Agreement.

(f)Preclinical Development and IND Submission. After [ * ] determines to advance a Lead Compound as a Development Candidate, [ * ] that was [ * ] the [ * ] for such [ * ] shall use Diligent Efforts during the Collaborative Research Term to conduct the Preclinical Development Activities set forth

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in the Research Plan. The JRDC shall assess the status of such Preclinical Development Activities, and, if a Development Candidate meets the IND Submission Criteria, or if the JRDC otherwise determines that an IND should be submitted for a Development Candidate, then the JRDC shall nominate such Development Candidate for IND submission to [ * ]. [ * ] shall promptly (and in good faith) review such nomination and determine whether an IND should be submitted for such Development Candidate. If [ * ] determines that an IND should be submitted, then [ * ] shall promptly notify the JRDC, and the Lead Development Party shall prepare the Initial Development Plan and Annual Development Plan pursuant to Article 5. After the Initial Development Plan and Annual Development Plan are finalized, the Lead Development Party shall use Diligent Efforts to prepare and submit to the applicable Regulatory Authority the IND package for such Development Candidate. If the JRDC determines that an IND should not be submitted for a Development Candidate, or if [ * ] determines not to submit an IND for a Development Candidate, but if either the JRDC or [ * ] recommends that such Development Candidate should be subject to additional work, then, [ * ] that was [ * ] the [ * ] for such [ * ] shall use Diligent Efforts to conduct such additional work and re-submit such Development Candidate to the JRDC [ * ]; provided, however, that the JRDC shall have the sole discretion to prioritize such additional work relative to any work being performed [ * ] under this Agreement. After the INDs for at least [ * ] Development Candidates, have been approved by the appropriate Regulatory Authority [ * ] shall have any obligation to submit (or conduct any work related to the submission of) any additional INDs for any other Development Candidates, and [ * ] shall have any obligation to submit (or conduct any work related to the submission of) any additional Lead Compounds for advancement as Development Candidates.

(g)Expenses and Reimbursement.

(i)Collaborative Research Term. Subject to Section 4.1(b)(ii) and Section 9.1(b), [ * ] shall bear [ * ] costs and expenses associated with each Collaboration Compound for the conduct of [ * ] tasks described in the Research Plan, until the [ * ] of the [ * ] regarding such [ * ] by the applicable [ * ]. Such expenses shall include the conduct of [ * ] for each [ * ] from the [ * ] of a [ * ] up to the [ * ] of [ * ] for such [ * ], including expenses for [ * ], [ * ] and [ * ], [ * ], [ * ] and [ * ].

(ii)Development. Sanofi-Aventis shall bear the costs and expense (and reimburse Exelixis) associated with conducting clinical development of a Development Candidate incurred after the approval of the applicable IND, including any Exelixis Development Expenses incurred after the approval of the applicable IND; provided, however, that [ * ] shall [ * ] to [ * ] for any [ * ] to [ * ] which have [ * ] under [ * ].

2.4.Information Exchange; Reports. During the Collaborative Research Term, each Party shall report to the JRDC no less than [ * ] and shall submit to the other Party and the JRDC a [ * ] written progress report summarizing the results and data obtained from the conduct of the Research Plan. Notwithstanding anything to the contrary in this Agreement, neither Party shall be obligated to [ * ] (e.g., [ * ] or [ * ]) of any [ * ] to the [ * ] until the [ * ] has [ * ] such [ * ] as a [ * ]. If reasonably necessary for a Party to perform its work under the Research Plan or to exercise its rights under the Agreement, such Party may request that the other Party provide more detailed information and data regarding such results reported by such other Party, and such other Party shall promptly provide the requesting Party with information and data as is reasonably related to such request, including any records created by a Party pursuant to Section 13.3(c). All such reports shall be considered Confidential Information of the Party providing same.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.5.Option to Extend Collaborative Research Term. Provided [ * ] is not [ * ], Sanofi-Aventis shall have the right to extend the Collaborative Research Term for an additional one (1) year period, upon a minimum of [ * ] written notice prior to the expiry of the Collaborative Research Term on the same terms and conditions in this Agreement (except that Sanofi-Aventis shall not have the ability to make additional unilateral extensions to the Collaborative Research Term). [ * ] may, at its option, request that [ * ] execute an extension agreement in order to formalize the extension of the Collaborative Research Term, but [ * ] of [ * ] under [ * ] shall [ * ] to [ * ] to the [ * ] of the [ * ] for a single one (1) year period. Subsequent to such one-year extension, the Parties may extend the Collaborative Research Term solely [ * ] and [ * ].

3.	SANOFI-AVENTIS DEVELOPMENT AND COMMERCIALIZATION RESPONSIBILITIES

3.1.Scope. Except for the Exelixis’ responsibilities under the Research Plan and the Exelixis Clinical Trials, Sanofi-Aventis shall have sole control and responsibility for the Development, Manufacture (including formulation, but subject to Section 7.1) and Commercialization of all Collaboration Compounds and/or Products. Sanofi-Aventis shall bear all costs and expenses associated with, the Development, Manufacture (including formulation) and Commercialization of all Products unless otherwise provided herein.

3.2.Diligence. During the Term, Sanofi-Aventis shall use Diligent Efforts to Develop and Commercialize in each of the Major Territories at least [ * ], provided however that Sanofi-Aventis may satisfy such obligation by sublicensing the Development and Commercialization of a Product to a Third Party pursuant to the terms of this Agreement.

3.3.Discussion Opportunity. Exelixis may notify Sanofi-Aventis in writing if Exelixis in good faith believes that Sanofi-Aventis is not meeting its diligence obligations set forth in Section 3.2, and the Parties shall meet and discuss the matter in good faith. Exelixis may further request review of Sanofi-Aventis’ records generated and maintained as required under Section 3.4 below, to the extent those records relate to Development, Manufacture and Commercialization of a Product.

3.4.Reports. Beginning on with the first full [ * ] that ends at least [ * ] after the JRDC and JEC are disbanded pursuant to Section 4.1, and for each [ * ] thereafter during the Term, Sanofi-Aventis shall submit to Exelixis a written progress report summarizing the Development, Manufacturing, and Commercialization of Products performed by Sanofi-Aventis. If [ * ] for Exelixis to exercise its rights under this Agreement, Exelixis may request that Sanofi-Aventis provide more detailed information and data regarding such reports by Sanofi-Aventis, and Sanofi-Aventis shall promptly provide Exelixis with information and data as is reasonably related to such request, at Exelixis’ expense. All such reports shall be considered Confidential Information of Sanofi-Aventis.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.	GOVERNANCE

4.1.Collaboration Governance and Committee Structure.

(a)    Role of Committees. Subject to Section 4.1(b) and the other terms and conditions of this Agreement, the Parties shall establish: (i) a joint executive committee (the “Joint Executive Committee” or “JEC”) that will oversee the Collaboration and facilitate communications between the Parties with respect to the discovery and Development of Products hereunder; and (ii) a specialized joint committee (such committee, the “Joint Research & Development Committee” or “JRDC”) focusing on each of the following areas arising out of the Collaboration: (A) discovery and chemical optimization of Collaboration Compounds up to Development Compound nomination; and (B) Development (including preclinical development) and Regulatory Approval of Products. Each Committee shall have the responsibilities and authority allocated to it in this Article 4 and elsewhere in this Agreement. It is contemplated that: (X) all significant matters relating to the discovery, lead optimization, preclinical and clinical Development of Products under this Agreement will be addressed by the JRDC and, if appropriate, by the JEC, as contemplated by Section 4.4(c); and (Y) the Parties’ respective activities under this Agreement will be reported to the relevant Committees in a reasonable and appropriate level of detail. The JRDC shall provide, on a [ * ] basis (unless otherwise requested by the JEC), updates on its activities and achievements to the JEC for review and comment. The Parties intend that their respective organizations will work together to assure the success of the Collaboration.

(b)    Limitations on the Authority of Committees. Notwithstanding the Committee structure established pursuant to Section 4.1(a), each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Without limiting the generality of the foregoing, no Committee shall have any authority or jurisdiction to: (i) amend, modify, or waive compliance with this Agreement, any of which shall require mutual written agreement of the Parties; or (ii) require Exelixis to [ * ] an [ * ] of [ * ] on any [ * ] during [ * ] of the [ * ], without the Parties’ prior written agreement.

(c)    Discontinuation of Participation on a Committee. Each Committee shall continue to exist until the first to occur of: (i) the Parties mutually agreeing to disband the Committee; or (ii) a Party providing to the other Party written notice of its intention to disband and no longer participate in such Committee. Once one Party has provided the other Party written notice as referred to in subclause (ii) above, such Committee shall have no further obligations under this Agreement and such other Party receiving such notice shall have the right to solely decide, without consultation, any matters previously before such Committee, subject to the other terms of this Agreement.

(d)    Disbandment of JEC and JRDC. The Parties hereby agree that the JEC and the JRDC shall be disbanded within [ * ] following the completion of any and all Development activities to be performed by Exelixis hereunder, including but not limited to the Exelixis Clinical Trials.

4.2.Joint Executive Committee.

(a)    Formation and Purpose.  Exelixis and Sanofi-Aventis shall establish the JEC within [ * ] after the Effective Date. Subject to Sections 4.1(b) and 4.4(c), the JEC’s responsibilities shall be: (i) to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

determine the strategy for the research and Development of Collaboration Compounds and Products; (ii) to coordinate the Parties’ activities hereunder; and (iii) as applicable, to review, comment on, approve, and resolve disputes with respect to the foregoing matters or other matters which the Parties wish to bring to the JEC, including the specific responsibilities of the JEC outlined below. The JEC shall have the membership and shall operate by the procedures set forth in Section 4.4.

(b)    Specific Responsibilities of the JEC.  In addition to its overall responsibility for the Collaboration, but subject to Sections 4.1(b) and 4.4(c), the JEC shall, in particular, have the following specific responsibilities:

(i)    Review and approve the research and Development strategies for each Collaboration Compound and Product;

(ii)    oversee the Parties’ activities hereunder;

(iii)    approve budgets for the Exelixis Development Expenses;

(iv)    review all significant and strategic issues within the purview of the JRDC;

(v)    oversee the Development of each Product pursuant to its Initial Development Plan and respective Annual Development Plan, up to the initiation of Phase III Clinical Trials;

(vi)    review and approve any material amendments to the Approved Plans and any other items submitted to the JEC by the JRDC;

(vii)    provide a forum for disputed matters within the responsibilities of JRDC; and

(viii)    such other responsibilities as may be assigned to the JEC pursuant to the Agreement or as may be agreed between the Parties from time to time.

4.3.Joint Research & Development Committee.

(a)    Formation and Purpose. Exelixis and Sanofi-Aventis shall establish the JRDC within [ * ] after the Effective Date, which Committee shall, subject to Sections 4.1(b) and 4.4(c), oversee the discovery efforts and preclinical development of Collaboration Compounds, as described in Article 2. The JRDC shall have the membership and shall operate by the procedures set forth in Section 4.3, and shall disband subsequent to the Collaborative Research Term or otherwise at the direction of the JEC.

(b)    Specific Responsibilities of the JRDC. In addition to its overall responsibility described above, and subject to Sections 4.1(b) and 4.4(c), the JRDC shall, in particular, have the following specific responsibilities:

(i)    provide a forum for the Parties to report progress with respect to discovery and preclinical development activities and to allow the Parties to review and comment with respect to such discovery activities;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)    determine which: (A) [ * ] will become Pre-Lead Compounds; (B) Pre-Lead Compounds will become Lead Compounds; and (C) Lead Compounds will be nominated [ * ] as Development Candidates;

(iii)    prioritize and allocate Party resources for lead optimization projects as set forth in the Research Plan;

(iv)    review and revise the Research Plan;

(v)    determine which Development Candidates will be nominated [ * ] for IND submission;

(vi)    provide [ * ] with its recommendation as to which Party it believes should be responsible for CMC Activities, preclinical development, IND submission and conduct of Phase I Clinical Trials for a Collaboration Compound (it being understood that assignment of the foregoing responsibilities will be made by Sanofi-Aventis);

(vii)    monitor Development activities, including with respect to operational matters such as enrollment strategies, site selection, CRO contract strategies;

(viii)    review and discuss the Initial Development Plan and each Annual Development Plan;

(ix)    review all material information generated in the course of implementing the Initial Development Plan and the Annual Development Plans;

(x)    assist in coordinating scientific interactions and division of responsibilities with respect to Development activities, and resolving disagreements during the course of implementing the Initial Development Plan and the Annual Development Plans;

(xi)    provide on a [ * ] basis updates on its activities and achievements to the JEC for review and comment;

(xii)    initiate a transfer of the IND for the Product in an Exelixis Clinical Trial in advance of [ * ]; and

(xiii)    such other responsibilities as may be assigned to the JRDC pursuant to the Agreement or as may be agreed between the Parties from time to time.

4.4.General Committee Membership and Procedures.

(a)    Membership. Each Committee shall be composed of such number of representatives as may be agreed by the Parties. Each of Sanofi-Aventis and Exelixis shall designate representatives with appropriate expertise to serve as members of each Committee. Each Party may replace its Committee representatives at any time upon written notice to the other Party. Each Committee shall have co-chairpersons.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Sanofi-Aventis and Exelixis shall each select from their representatives a co-chairperson for each of the Committees, and each Party may change its designated co-chairpersons from time to time upon written notice to the other Party. The Alliance Managers shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such Committee, and preparing and issuing minutes of each meeting within [ * ] thereafter; provided that a Committee co-chairperson shall call a meeting of the applicable Committee promptly upon the written request of the other co-chairperson to convene such a meeting. The minutes of each meeting shall, among other things, record all matters acted upon and approved or disapproved by the Committee, actions to be taken, and any matters the Committee failed to resolve. Such minutes will not be finalized until both Alliance Managers review and confirm in writing the accuracy of such minutes.

(b)    Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every [ * ] for the JRDC, and once every [ * ] for the JEC. Each Committee shall meet alternately at Exelixis’ facilities in South San Francisco, California, and Sanofi-Aventis’ facilities in the Paris, France metro area, or at such other locations as the Parties may agree. The Alliance Managers shall, and other employees of each Party involved in the discovery, preclinical development, Development, Manufacture, or Commercialization of any Product may as needed, attend meetings of each Committee (as nonvoting participants unless they are members of such Committee), and consultants, representatives or advisors involved in the discovery, preclinical development, Development or Manufacture of any Product may attend meetings of each Committee as nonvoting observers; provided that such employees and Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 11, and in the case of non-employees of a Party, subject to the consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall be responsible for all of its own expenses of participating in any Committee (including in any Working Group). Meetings of any Committee may be held by audio or video teleconference; provided that at least [ * ] per year of such Committee shall be held in person. No action taken at any meeting of a Committee shall be effective unless a representative of each Party is participating.

(c)    Decision-Making.

(i)    Voting on Committee Decisions.  Subject to Section 4.1(b), each Party’s designees on a Committee shall, collectively, have one (1) vote (the “Party Vote”) on all matters brought before the Committee, which Party Vote shall be determined by [ * ] of such Party’s designees present (in person or otherwise) at the meeting. Except as expressly provided in this Section 4.4(c) and subject to Section 4.1(b), each Committee shall operate as to matters within its jurisdiction by unanimous Party Vote. All decisions of a Committee shall be documented in writing in the minutes of the applicable Committee meeting by the Alliance Managers.

(ii)    [ * ] Decisions. [ * ] level decisions concerning the [ * ] or [ * ] shall be made by Sanofi-Aventis; provided, however that, any [ * ] level decisions with respect to [ * ] for a [ * ], or any [ * ] or [ * ] by [ * ], shall be made by Exelixis. Any dispute regarding a decision made by [ * ] pursuant to this paragraph shall first be referred to the Alliance Managers, and, if the dispute is not resolved within [ * ] after such referral to the Alliance Managers, then it shall, upon written notice by a Party to the other, be referred to the JRDC and/or JEC for resolution.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii)    Disagreements on Committees. Except for matters outside the jurisdiction and authority of the Committees and in any event without limiting the other rights and obligations of the Parties under this Agreement, any disagreement between the designees of Sanofi-Aventis and Exelixis on the JRDC as to matters within such Committee’s jurisdiction shall, at the election of either Party, be addressed, first, with the Alliance Managers, and, if the dispute is not resolved within [ * ] after such referral to the Alliance Managers, then it shall, upon written notice by a Party to the other, be submitted to the JEC for resolution. If the JEC does not resolve any such matter submitted to it for resolution within [ * ] after such submission, , then the [ * ] co-chairperson of the JEC shall have the right to decide any such matter, subject to Section 4.4(c)(iv).

(iv)    [ * ]. [ * ] right to exercise final decision-making authority pursuant to Section 4.4(c)(iii) ([ * ]) shall be subject to the following limitations:

(1)    All [ * ] shall be made in good faith, with due regard for the impact of such decisions on Products, and, consistent in all material respects with the applicable Approved Plan and the terms of this Agreement. No such decision by [ * ] shall violate or breach any term or condition of this Agreement. [ * ] shall make all [ * ] only after [ * ] (through its JEC or JRDC members, as applicable) on such matters and the [ * ], and in the case of [ * ] made pursuant to Section [ * ], only after [ * ], and the [ * ] on such matters, at a subsequent meeting.

(2)    [ * ] shall have no right to make a [ * ]: (A) on any matter that would require [ * ] to [ * ] any [ * ] or [ * ] that [ * ] may [ * ] or to a [ * ]; (B) on any matter that would amend, violate or breach any provision of this Agreement; (C) to change the [ * ] or [ * ]; (D) to change the [ * ] requirements [ * ] in the [ * ], or [ * ]; (E) [ * ] the [ * ] of the [ * ] the [ * ] and [ * ] of [ * ], or [ * ] to the [ * ] and [ * ] of [ * ]; or (F) on any matter that would require [ * ] to [ * ] the [ * ] of a [ * ] in the [ * ] of the [ * ]. Resolution of disputes relating to the foregoing matters shall require mutual agreement of the Parties (except as otherwise expressly set forth in this Agreement).

(d)    Meeting Agendas and Minutes. Each Party shall disclose to the other proposed agenda items along with appropriate information at least [ * ] in advance of each meeting of the applicable Committee; provided that under exigent circumstances requiring Committee input, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting.

(e)    Working Groups.  From time to time, the JEC or JRDC may establish and delegate duties to other committees, sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities, which delegation shall be reflected in the minutes of the meetings of the applicable Committee. Each such Working Group shall be constituted and shall operate as the JEC or JRDC, as the case may be, determines. The Working Groups may be established on an ad hoc basis for purposes of a specific project, for the life of a Product, or on such other basis as the applicable Committee may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the Committee that established such Working Group. In no event shall the authority of the Working Group exceed that specified for the relevant Committee in this Article 4. Any disagreement between the designees of Sanofi-Aventis and Exelixis on a Working Group shall be referred to the applicable Committee for resolution.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f)    Interactions Between Committees and Internal Teams. The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. Each Committee shall establish procedures to facilitate communications between such Committee or Working Group and the relevant internal committee, team or board of each of the Parties, including by requiring appropriate members of such Committee to be available at reasonable times and places and upon reasonable prior notice for making appropriate oral reports to, and responding to reasonable inquiries from, the relevant internal committee, team or board.

4.5.Alliance Managers.

(a)    Appointment. Each of the Parties shall appoint a single individual to act as a single point of contact between the Parties (each, an “Alliance Manager”). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.

(b)    Responsibilities. The Alliance Managers shall use good faith efforts to attend all Committee meetings and support the co-chairpersons of each Committee in the discharge of their responsibilities. Alliance Managers shall be nonvoting participants in such Committee meetings, unless they are also appointed members of such Committee pursuant to Section 4.4(a). An Alliance Manager may bring any matter to the attention of any Committee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the Committees. In addition, each Alliance Manager: (i) will be the point of first referral in all matters of conflict resolution; (ii) will coordinate the relevant functional representatives of the Parties in developing and executing strategies and plans for the Products in an effort to ensure consistency and efficiency throughout the world; (iii) will provide a single point of communication for seeking consensus both internally within the respective Parties’ organizations and between the Parties regarding key strategy and plan issues; (iv) will identify and bring disputes to the attention of the appropriate Committee in a timely manner; (v) will plan and coordinate cooperative efforts and internal and external communications; and (vi) will take responsibility for ensuring that governance activities, such as the conduct of required Committee meetings and production of meeting minutes, occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

5.	DEVELOPMENT OF PRODUCTS

5.1.Lead Development Party. The JRDC shall recommend to Sanofi-Aventis the Party that it believes should serve as the lead Party for the conduct of the first Phase I Clinical Trial for each Product. The JRDC’s recommendation shall be made in the best interest of the Collaboration. After careful review of the recommendation of the JRDC, Sanofi-Aventis shall determine which Party shall serve as the lead Party for the conduct of the first Phase I Clinical Trial (the “Lead Development Party”). If Sanofi-Aventis determines that Exelixis serve as the Lead Development Party for a Product, then Exelixis’ responsibility to Develop such Product shall cease after the Transfer Date for the first Phase I Clinical Trial for such Product, and Sanofi-Aventis shall be responsible (as of the Transfer Date) for all further Development of such Product

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

pursuant in Section 3.1. If Sanofi-Aventis is the Lead Development Party for a Product, then Sanofi-Aventis shall be responsible for all Development of such Product pursuant to Sections 3.1, 5.2 and 5.3.

5.2.Initial Development Plans.

(a)    Scope. The initial Development of each Product shall be governed by a comprehensive, multi-year plan covering the conduct of the early clinical development of such Product up to clinical proof-of-concept (the “Initial Development Plan”). The Initial Development Plan shall: (i) provide a comprehensive Development program that is designed to generate the non-clinical, clinical and regulatory information required for submitting Drug Approval Applications and to obtain Regulatory Approvals for the relevant indications; (iii) indicate the [ * ] that will [ * ] with respect to the [ * ]; (iv) set forth those obligations assigned to each Party with respect to the performance of the Development activities contemplated by such Initial Development Plan; (v) contain a study protocol for the establishment of [ * ] for the Product in the first Phase I Clinical Trial; and (vi) provide an expected forecast, based on the information available at the time, including patient estimates and cost forecasts (and methodology, if available).

(b)    Creation of Initial Development Plan. The Lead Development Party shall use Diligent Efforts to prepare and submit to the JRDC a draft of the Initial Development Plan for a given Product no later than [ * ] prior to the anticipated date of IND submission for such Product. The JRDC shall promptly meet, discuss such draft and provide feedback to the Lead Development Party. The Lead Development Party shall use Diligent Efforts to prepare a final version of the Initial Development Plan, including a final study protocol, and submit it to the JRDC for final review approximately [ * ] in advance of the anticipated IND submission date. The JRDC shall promptly meet, discuss such final version and provide feedback to the Lead Development Party. After obtaining any additional feedback, the Lead Development Party shall prepare and submit the IND package to the applicable Regulatory Authority pursuant to Section 2.3(f).

(c)    Updates to the Initial Development Plan. Any material update, amendment or modification to any provisions of such Initial Development Plan shall require the approval of the JEC.

(d)    Reports. Beginning [ * ] after disbandment of the JRDC and JEC in accordance with Section 4.1(d), and every [ * ] thereafter during the Term, Sanofi-Aventis shall submit to Exelixis a written progress report, substantially in the form of Exhibit 5.2(d), which summarizes the Development of Products performed by Sanofi-Aventis.

5.3.Annual Development Plans.

(a)    Scope. To further refine each Initial Development Plan, the JRDC shall prepare a separate, detailed and specific Development plan covering all material Development activities to be performed for such Product for such year, and budgets covering all Exelixis Development Expenses for those Development activities for such Product conducted in support of Regulatory Approvals for such Product (each, an “Annual Development Plan”). Each Annual Development Plan and budget shall be proposed by the JRDC for approval by the JEC. Each Annual Development Plan for such Product, and any modifications thereto, shall cover, and be consistent in all material respects with, all the Development activities and budgets in the then-current Initial Development Plan for such Product that are to be performed in that particular Calendar Year.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    Procedure. The initial Annual Development Plan shall be prepared by the Lead Development Party in conjunction with the preparation of the Initial Development Plan described in Section 5.2(b). Thereafter, the Lead Development Party shall submit on an annual basis an Annual Development Plan for each Product to the JRDC for its review, comment, and approval. Each such submission shall be no later than [ * ] of the Calendar Year immediately preceding the year covered by such Annual Development Plan, with a goal of having the Annual Development Plan approved, and any disputes resolved, by [ * ] of such immediately preceding Calendar Year.

5.4.Exelixis Clinical Trials.

(a)    Scope. Exelixis shall conduct the Exelixis Clinical Trials for each applicable Product in a collaborative and efficient manner. The Parties shall engage in joint decision-making for the Exelixis Clinical Trials as set forth in Article 4.

(b)    Notwithstanding anything to the contrary in this Agreement, the Parties agree that Exelixis shall be the sponsor for, and the Lead Development Party for, the Exelixis Clinical Trials, and that Exelixis shall have the responsibility and the authority to act as the sponsor and make those decisions and take all actions necessary to assure compliance with all regulatory requirements. Exelixis agrees to be bound by, and perform all obligations set forth in, 21 C.F.R. §312 related to its role as the sponsor for the Exelixis Clinical Trials for a given Product. Notwithstanding anything to the contrary in this Agreement, Exelixis may discontinue or modify any clinical trial that is part of the Exelixis Clinical Trials without the approval of the JRDC or the JEC in the event such actions are: (i) [ * ] by an [ * ] that is [ * ] to a [ * ]; and (ii) [ * ] to [ * ] the [ * ] of [ * ] or [ * ], provided however, that in such an event the JRDC and JEC shall be informed of such discontinuation or modification without delay. The Annual Development Plan for an Exelixis Clinical Trial may specify that outside contractors (reporting to, or acting on behalf of, Exelixis and reasonably selected by Exelixis) will have responsibility to direct and conduct any additional pre-clinical activities and applicable clinical trials in any country. The Parties shall, to the extent practicable and permitted by applicable law, rule or regulation, cooperate, prior to engagement of a given outside contractor, to minimize costs associated with the retention of any outside contractors, including, where possible, the retention by Exelixis of Sanofi-Aventis contractors where cost savings may be achieved by doing so.

(c)    Exelixis shall use Diligent Efforts to carry out its responsibilities under the then-applicable Initial Development Plan and Annual Development Plan. Exelixis shall have the right to use commercially reasonable discretion in carrying out its obligations under the Annual Development Plan and the Initial Development Plan, including without limitation: (i) carrying out day-to-day planning and implementation of activities under the Annual Development Plan; (ii) managing day-to-day regulatory compliance matters, including adverse event reporting; (iii) managing clinical research organizations engaged to carry out activities under the Annual Development Plan; and (iv) managing the Exelixis Clinical Trials.

5.5.Exelixis Development Expenses.

(a)    Process for Payments of Exelixis Development Expenses. Promptly after the date of the JRDC meeting allocating to Exelixis the performance of a Phase I Clinical Trial, Exelixis shall provide Sanofi-Aventis with an estimate of the Exelixis Development Expenses (and invoice for Exelixis FTE Costs and for Out-of-Pocket Costs incurred by Exelixis, accompanied by reasonable supporting documentation,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

given that such invoicing will be on an accrual basis) covering: (i) the period between the aforementioned JRDC meeting and the start of the first Calendar Quarter arising after the date of such JRDC meeting; and (ii) the first Calendar Quarter arising after the date of such JRDC meeting. By the [ * ] of each subsequent Calendar Quarter during the Term, Exelixis shall provide Sanofi-Aventis with: (A) an estimate of the Exelixis Development Expenses for such Calendar Quarter (and invoice for Exelixis FTE Costs); and (B) with the actual Exelixis Development Expenses for the preceding Calendar Quarter (and invoice for Out-of-Pocket Costs incurred by Exelixis during that Calendar Quarter, accompanied by reasonable supporting documentation, given that such invoicing will be on an accrual basis).  Any overpayment or underpayment of the actual Exelixis FTE Costs against the prepayment made for the preceding Calendar Quarter will be netted by Exelixis against the current Calendar Quarter estimate therefor.  Sanofi-Aventis shall pay Exelixis the amount in each such invoice within [ * ] after receipt thereof.  Sanofi-Aventis shall have the right, at a reasonable time and upon reasonable prior notice [ * ], to audit Exelixis’ records as provided in Section 13.3(c) to confirm the accuracy of Exelixis’ costs and reports with respect to Exelixis Development Expenses under this Agreement.

(b)    Accounting of Exelixis Development Expenses. Exelixis agrees to determine Exelixis Development Expenses using its standard accounting procedures, consistently applied, to the [ * ] as [ * ] were a [ * ] of [ * ], [ * ] as specifically provided in this Agreement. The Parties also recognize that such procedures may change from time to time. The Parties agree that, where such changes are economically material to either Party, and consistent with GAAP, adjustments shall be made to compensate the affected Party to preserve the same economics as reflected under this Agreement under Exelixis’ accounting procedures in effect as of the date on which the activity in question (e.g., Development) first commences under this Agreement. Where the [ * ] is or would be [ * ] to [ * ], [ * ] shall [ * ] with an [ * ] for the [ * ] and an [ * ] of the [ * ] of the [ * ] on the [ * ]. Transfers between a Party and its Affiliates (or between its Affiliates) shall not have effect for purposes of calculating revenues, costs, profits, royalties or other payments or expenses under this Agreement.

(c)    [ * ]. If [ * ] enters into any agreement with any of [ * ] for the [ * ] of [ * ] or [ * ] pursuant to this Agreement, all [ * ] for the [ * ] of such [ * ] or [ * ] that are [ * ] by [ * ] under this Agreement shall be [ * ] on the basis of [ * ] thereof to such [ * ] and [ * ] on the basis of any [ * ] in effect between [ * ] and such [ * ].

(d)    FTE Records and Calculations; Adjustments to Exelixis FTE Rate. Exelixis shall record and account for its FTE effort for the Development of Products to the extent that such FTE efforts are included in Exelixis Development Expenses, and shall report such FTE effort to the JRDC on a quarterly basis. The Exelixis FTE Rate may be adjusted annually, with each annual adjustment effective as of January 1 of each Calendar Year, in accordance with the percentage increase or decrease, if any, in the US CPI for the twelve (12) months ending June 30 of the Calendar Year prior to the Calendar Year for which the adjustment is being made.

5.6.Technology and Regulatory Transfer of Collaboration Compounds. Exelixis shall disclose or transfer to Sanofi-Aventis the Information and documents described in subsections 5.6(a) and 5.6(b) below:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)    Within [ * ] after the Transfer Date, Exelixis shall, at Sanofi-Aventis’ expense, disclose (and provide copies, as applicable) to Sanofi-Aventis any Information, including any preclinical data, clinical data, assays, protocols, procedures and any other information in Exelixis’ possession or control, not previously disclosed to Sanofi-Aventis, and [ * ] to continue clinical Development of such Product, or in seeking Regulatory Approval of such Products.

(b)    The Parties shall cooperate to ensure that Exelixis transfers to Sanofi-Aventis, [ * ] after the Transfer Date for a given Product: (i) all [ * ] (including any [ * ], and [ * ]) in [ * ] for [ * ]; (ii) any agreements [ * ] and [ * ] for the [ * ] of [ * ] (including any agreements relating to the [ * ] of a [ * ] for [ * ]); (iii) [ * ] of any [ * ] in [ * ] that are [ * ] pursuant to [ * ] under the [ * ]; and (iv) at [ * ], all agreements entered into by [ * ] with any [ * ] regarding the [ * ] or [ * ] of [ * ]. If an agreement that is described in subsection [ * ] is not assignable, then Exelixis shall use Diligent Efforts to amend the agreement to permit assignment.

6.	REGULATORY

6.1.Regulatory Responsibility.

(a)    Subject to Section 3.2 and Section 6.1(b), Sanofi-Aventis shall, during the Term, have [ * ] discretion, control and responsibility for the preparation, drafting, submission and filing, in its own name and at its own cost, of all DAAs, documents, dossiers, etc., for Regulatory Approvals for the Products. Subject to Section 6.1(b), Sanofi-Aventis shall have [ * ] responsibility for interacting with any Regulatory Authority regarding any issues, DAAs or any Regulatory Approval, and Exelixis shall provide its reasonable assistance to Sanofi-Aventis (at Sanofi-Aventis’ expense), whenever Sanofi-Aventis seeks such assistance, to answer questions on the Products from any Regulatory Authority. Additionally, in the event Sanofi-Aventis must communicate with or respond to a Regulatory Authority within a very limited amount of time and needs the assistance of Exelixis for such interaction with the Regulatory Authority, Exelixis will use its Diligent Efforts to assist Sanofi-Aventis within the required time frame (at Sanofi-Aventis’ expense). Furthermore, subject to Section 6.1(b) and to applicable laws and regulations, Sanofi-Aventis shall own all Regulatory Approvals, submissions and dossiers that it files as well as the Regulatory Approvals that are granted during the Term, including supporting documentation and information.

(b)    Pending the [ * ] of [ * ] by [ * ] with respect to a [ * ] pursuant to [ * ], Exelixis shall remain the primary contact of Regulatory Authorities for regulatory activities regarding such Product, on behalf of Sanofi-Aventis. However, Sanofi-Aventis shall have the right to review and approve in advance any communication with any Regulatory Authority regarding such Product. Upon the [ * ] of [ * ] with respect to a [ * ] pursuant to [ * ], Exelixis shall notify the applicable Regulatory Authorities in writing that it is [ * ] for the applicable Product to Sanofi-Aventis, and Sanofi-Aventis would notify the applicable Regulatory Authorities in writing that it is [ * ] and all responsibilities associated therewith (including without limitation, the responsibility for reporting adverse events), other than any ongoing activities of Exelixis relating to ongoing Exelixis Clinical Trials (if applicable).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.2.Other Regulatory Matters.

(a)    Pharmacovigilance. Sanofi-Aventis shall be responsible for the management of all pharmacovigilance and all reports required by the Regulatory Authorities in order to obtain and maintain any Regulatory Approvals granted for the Products in the Territory, including, without limitation, adverse drug experience reports. The Parties agree to negotiate and execute a definitive safety data exchange agreement (the “SDEA”) within [ * ] of the Effective Date of this Agreement, or within another time period as mutually agreed by the Parties, which will describe the responsibilities and procedures to be followed by the Parties with regard to all regulatory reporting for the Products under this Agreement.

(b)    Pricing and Reimbursement Approvals.  Sanofi-Aventis and its Affiliates shall have sole responsibility in the conduct of all pricing and reimbursement approval proceedings relating to each Product.

(c)    Rights of Reference. Each Party shall have the right to cross reference, file or incorporate by reference any regulatory filing or drug master file (as defined in the Code of Federal Regulations) (and any data contained therein) for any Product (including all Approvals) in order to support regulatory filings that such Party is permitted to make under this Agreement for any such Product and to enable such Party to fulfill its obligations under this Agreement to Develop, Manufacture (anywhere in the world), or Commercialize any such Product.

6.3.Packaging and Promotional Materials.

(a)    Subject to Section 6.3(b) through 6.3(d), Sanofi-Aventis shall be solely responsible for creating all packaging and promotional materials for the Products. Sanofi-Aventis shall own all right, title and interest in and to any and all such promotional materials, including all applicable copyrights, trademarks, program names and domain names.

(b)    During the Term, Sanofi-Aventis shall ensure that the packaging artwork and label and the marketing materials, used for Commercializing each Product in the U.S., Japan, and the Major European Countries, clearly identify Exelixis as the licensor of the Product, provided however that any such references comply with applicable laws and market practice in such countries. For the purpose of the foregoing, Exelixis grants Sanofi-Aventis the right to use certain of Exelixis corporate trademarks in accordance with the Trademark License Agreement attached as Exhibit 6.3.

(c)    Sanofi-Aventis shall provide to Exelixis, the mock-ups for any packaging artwork and labels or marketing material it wishes to use for the Commercialization of a Product.

(d)    In the event Exelixis shall desire to make any change to any printing, packaging or labeling proposed or used for a Product to reflect any changes to its trademark, tradename, logo or other features thereof (other than a change to correct an error or omission in such trademark, tradename, logo or other features), Exelixis shall be responsible for, and shall reimburse Sanofi-Aventis for, all costs associated with such changes, if any, including the costs of any inventory of the Product or labeling, printing or packaging materials rendered obsolete or rejected as a result of such change, including the cost of destruction of any of the foregoing.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.4.Recalls. Any decision to initiate a recall or withdrawal of a Product shall be made by Sanofi-Aventis. In the event of any recall or withdrawal, Sanofi-Aventis shall take any and all necessary action to implement such recall or withdrawal in accordance with applicable law, with assistance from Exelixis as reasonably requested by Sanofi-Aventis.  The costs of any such recall or withdrawal shall be borne solely by Sanofi-Aventis, [ * ] that the [ * ] or [ * ] is [ * ] to: (a) the [ * ] of [ * ], in which [ * ] shall [ * ] such [ * ]; or (b) the [ * ] of [ * ], in which [ * ] shall [ * ] such [ * ] to the [ * ] of its [ * ].

7.	MANUFACTURING

7.1.Manufacturing Generally.

(a)    Subject to the terms and conditions of this Agreement, Sanofi-Aventis shall at all time Control the Manufacturing process development and may elect to Manufacture a Lead Compound, Development Candidate or a Product at any time during the Term. Any and all technology and Information relating to and required for the Manufacturing of a Lead Compound, a Development Candidate or a Product (including, as the case may be, any related Third Party agreements) (the “Manufacturing Technology”) [ * ] during the Term of this Agreement, shall be transferred and assigned to Sanofi-Aventis and disclosed pursuant to Section 7.3, within a reasonable period following Exelixis’ receipt of notification in writing by Sanofi-Aventis of its election to take over the Manufacturing of such Lead Compound, Development Candidate or Product.

(b)    Notwithstanding the foregoing, the Party designated by the JRDC pursuant to Section 7.2(a) to perform process development and Manufacturing activities shall, retain responsibility for the Manufacture and supply of part or all of the Clinical Supply Requirements necessary for the Development of a Development Candidate or a Product in accordance with Section 7.2(c).

7.2.Manufacturing Activities.

(a)    Discovery and Characterization of Lead Compounds. During the Collaborative Research Term, the JRDC shall prioritize advanced Lead Compounds for scale-up manufacturing to allow expanded profiling in efficacy, PK and toxicology assays. The JRDC shall also determine which Party shall conduct (or have conducted) the following activities, [ * ] the [ * ] that the [ * ] that [ * ] such [ * ] would [ * ] such [ * ], [ * ] the [ * ] has [ * ] or [ * ] to [ * ] such [ * ] for such [ * ]:

(i)    Evaluation of the medicinal chemistry synthetic route for such Lead Compound to determine if it can be safely and reproducibly scaled up. If such route cannot be safely scaled up, then evaluate alternate routes. Preparation for this activity may occur before the Development Candidate declaration.

(ii)    [ * ], and [ * ] of [ * ] at [ * ] and [ * ].

(iii)    Preformulation characterization.

(iv)    Manufacture of approximately [ * ] of such Lead Compound required for full characterization.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The Party designated by the JRDC shall use Diligent Efforts to perform (or have performed) the activities described in subsections (i) - (iv) at is own expense.
(b)    CMC Activities for Development Candidates. After Sanofi-Aventis determines to advance a Lead Compound as a Development Candidate, the Party that was allocated the Manufacturing responsibilities for such Development Candidate shall use Diligent Efforts during the Collaborative Research Term to conduct the following activities on such Development Candidate to support its IND submission and early clinical development (the “CMC Activities”):

(i)    Conduct analytical methods development and qualification (e.g., stability indicating HPLC, process specific OVI’s by GC, etc.).

(ii)    Preparation of drug substance for IND-enabling non-clinical safety studies (“NCSS”).

(iii)    Conduct stability studies (ICH) on the NCSS batch.

(iv)    Perform the tech transfer of process and analytical methods to internal production group or contract manufacturing organization for preparation of GMP drug substance.

(v)    Identify a suitable formulation for the GLP NCSS.

(vi)    Develop a simple formulation for rapid entry into Phase I Clinical Trials.

(vii)    Prepare a prototype formulation for comparative pK study (intended clinical formulation vs. NCSS tox formulation).

(viii)    Conduct stability studies on formulation prototypes (ICH).

(ix)    Conduct further analytical methods development and qualification (e.g., potency, purity, dissolution, content uniformity, etc.).

(x)    Perform the tech transfer of drug product process and analytical methods to contract manufacturing organization for preparation of GMP clinical supplies.

(c)    Clinical Supply.

(i)    Any costs and expenses incurred by either Party in carrying out the Manufacturing of Clinical Supply Requirements for the first Phase I Clinical Trial of any Product shall be borne solely by Sanofi-Aventis, including expenses for Exelixis’ transfer to Sanofi-Aventis of any Product (or related active pharmaceutical ingredients) that may exist prior to the Transfer Date and that was Manufactured for use in the Development of such Product.

(ii)    Prior to the transfer and assignment under Section 7.3 of any Manufacturing Technology for a Product [ * ], Exelixis shall Manufacture, or arrange with a Third Party for the Manufacture of Clinical Supply Requirements with respect to such Product. After the completion of Exelixis’ transfer

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

under Section 7.3 of the Manufacturing Technology for a given Product, Sanofi-Aventis may, at its discretion, Manufacture, or arrange with Third Parties for the Manufacture of any Clinical Supply Requirements (in bulk and finished form). Alternatively, Sanofi-Aventis may require that Exelixis continues to supply such Clinical Supply Requirements for a period to be agreed between the Parties or as may be imposed by regulatory requirements.

(iii)    Promptly after the Effective Date, the Parties shall enter into a letter agreement, substantially in the form of the letter described in Exhibit 7.2, containing the terms and conditions for the quality responsibilities associated with Exelixis’ provision of Clinical Supply Requirements for the Development of the Products.

(d)    Commercial Supply. Sanofi-Aventis shall Manufacture, or arrange with Third Parties for the Manufacture of Product(s) (in bulk and finished form) for use in Commercialization.

7.3.Transfer of Manufacturing Technology.

(a)    [ * ] after the Transfer Date for a given Product, Exelixis shall disclose (and provide copies, as applicable) to either Sanofi-Aventis or a Third Party manufacturer designated by Sanofi-Aventis [ * ] that is Controlled by Exelixis, required for the Manufacture of such Product and is [ * ] to enable Sanofi-Aventis or such Third Party manufacturer (as appropriate) to Manufacture such Product, including the Information described on Exhibit 7.3(a). The steps, planning and obligations of the Parties regarding the transfer of the Manufacturing Technology for such Product (for both the active pharmaceutical ingredient and the drug product as the case may be) will be set forth in a “Technology Transfer Master Plan API” and a “Technology Transfer Master Plan Drug Product” respectively, to be executed between the Parties.

(b)    Upon request, Exelixis will [ * ] use Diligent Efforts to provide Sanofi-Aventis with any additional information or on-site support as may be required by Sanofi-Aventis and its Affiliates in connection with the transfer of the Manufacturing Technology. Sanofi-Aventis shall reimburse Exelixis for any on-site support rendered at the Exelixis FTE Rate per FTE-day of 8 hours, provided further Exelixis shall in no event be obliged to provide more than [ * ] FTE-days of 8 hours in total, unless the Parties otherwise agree in writing.

(c)    At any time during the transfer of the Manufacturing Technology, Sanofi-Aventis may require to perform a technical audit of Exelixis’ or any Third Party’s facilities where the Products and their respective active pharmaceutical ingredient are Manufactured. During such audit, Sanofi Aventis shall have the right to review the batch records and any other relevant documentation related to the Manufacture of the Product, and Exelixis shall use its Diligent Efforts to facilitate such review. Should Exelixis’ agreement with the applicable Third Party vendor not permit or contemplate the possibility of such an audit, [ * ] shall use [ * ] to [ * ] from the [ * ] the [ * ] for [ * ] to [ * ] such [ * ].

(d)    For the purpose of this Section 7.4, the actual transfer to Sanofi-Aventis of the Manufacturing Technology with respect to a particular Product shall be deemed completed when [ * ] as [ * ] in the [ * ] and the [ * ] shall [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.	Licenses and Related Rights

8.1.Licenses to Sanofi-Aventis; Exelixis’ Retained Rights; and Co-Branding.

(a)    Collaborative Research. During the Collaborative Research Term, and subject to the terms and conditions of this Agreement, Exelixis hereby grants Sanofi-Aventis an exclusive, worldwide, royalty-free license (without the right to sublicense except to Third Party contract research providers and manufacturers), under the Exelixis Patents, Exelixis Know-How and Exelixis’ interest in the Joint Invention Patents, solely to: (i) conduct Sanofi-Aventis’ responsibilities under the Research Plan; and (ii) conduct Manufacturing activities pursuant to Section 7.2(a) or Section 7.2(b), as applicable.

(b)    Development and Commercialization. During the Term, and subject to the terms of this Agreement, Exelixis hereby grants Sanofi-Aventis an exclusive, worldwide, royalty-bearing license (with the right to sublicense), under the Exelixis Patents, Exelixis Know-How and Exelixis’ interest in the Joint Invention Patents to: (i) develop, make, have made, or use any Development Candidate; and (ii) develop, make, have made, use, import, sell, offer to sell, have sold, or otherwise commercialize Products.

(c)    Exelixis Retained Rights. Exelixis retains all rights to use the Exelixis Know-How, Exelixis Patents and Joint Invention Patents, except those expressly granted to Sanofi-Aventis on an exclusive basis under the terms of this Agreement. Notwithstanding the exclusive licenses granted to Sanofi-Aventis pursuant to Sections 8.1(a) and 8.1(b), Exelixis retains the right to practice the Exelixis Patents, the Exelixis Know-How and the Joint Invention Patents to: (i) make, have made, use, and test Collaboration Compounds solely for internal research purposes; and (ii) perform (and to sublicense (or otherwise enter into contractual arrangements with) Third Parties to perform) Exelixis’ obligations under this Agreement, including the conduct of any Exelixis Clinical Trials and any related Manufacture of Products under Article 7.

8.2.Sanofi-Aventis License Limitations and Covenants.

(a)    Sanofi-Aventis hereby covenants that Sanofi-Aventis shall not (and shall ensure that any of its permitted sublicensees shall not) use any Exelixis Know-How, Exelixis Patents or any chemical or biological materials that may be transferred to it by Exelixis under this Agreement during the Collaborative Research Term, in each case for a purpose other than that expressly permitted in Sections 8.1(a) and (b) above.

(b)    Sanofi-Aventis acknowledges and agrees that: (i) the licenses granted in Section 8.1(a) shall not create (by any means, whether expressly, impliedly or by estoppel) any right or license under any Patents, Information or other intellectual property right that is Controlled by Exelixis to research, develop, manufacture and/or commercialize any compound that is not a Collaboration Compound, and/or any composition containing any of the foregoing; and (ii) the license granted in Section 8.1(b) shall not create (by any means, whether expressly, impliedly or by estoppel) any right or license under any Patents, Information or other intellectual property right that is Controlled by Exelixis to develop, manufacture and/or commercialize any compound that is not a Development Candidate, and/or any composition containing any of the foregoing. For clarity, the licenses in Sections 8.1(a) and (b) do not grant Sanofi-Aventis any right to research, develop, make, have made, use, import, sell, offer to sell, have sold and otherwise commercialize any compounds that selectively inhibit PI3Kd or PI3Kg.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.3.Limited License to Exelixis for Collaborative Research and Development. During the Term, and subject to the terms and conditions of this Agreement, Sanofi-Aventis hereby grants Exelixis a non-exclusive, worldwide, royalty-free license (without the right to sublicense except to Third Party contract research providers and manufacturers), under the Sanofi-Aventis Patents, Sanofi-Aventis Know-How and Sanofi-Aventis’ interest in the Joint Invention Patents, to perform (and to sublicense (or otherwise enter into contractual arrangements with) Third Parties to perform) Exelixis’ obligations under this Agreement, including the conduct of any of Exelixis’ responsibilities under the Research Plan, the conduct of the Exelixis Clinical Trials and any related Manufacture of Products under Article 7.

8.4.Exelixis License Limitations and Covenants.

(a)    Exelixis hereby covenants that Exelixis shall not (and shall ensure that any of its permitted sublicensees shall not) use any Sanofi-Aventis Know-How, Sanofi-Aventis Patents or any chemical or biological materials that may be transferred to it by Sanofi-Aventis under this Agreement during the Collaborative Research Term, in each case for a purpose other than that expressly permitted in Sections 8.3 and 12.3.

(b)    Each sublicense granted by Exelixis, pursuant to Section 8.3, to a Party who is an Affiliate at the time such license is granted shall terminate immediately upon such Party ceasing to be an Affiliate.

8.5.No Additional Licenses. Except as expressly provided in Sections 8.1, 8.3, and 12.3, nothing shall grant either Party any right, title or interest in and to the intellectual property rights of the other Party (either expressly or by implication or estoppel).

8.6.Sublicensing. Each Party shall provide the other Party with the name of each permitted sublicensee of its rights under this Article 8 and a copy of the applicable sublicense agreement; provided that each Party may redact confidential or proprietary terms from such copy, including financial terms. The sublicensing Party shall remain responsible for each permitted sublicensee’s compliance with the applicable terms and conditions of this Agreement.

8.7.Exclusivity.

(a)    General Rule. Subject to Sections 8.7(b) (c) and (d), during the period beginning on the Effective Date and ending on the [ * ] or [ * ] of [ * ], neither Party shall (directly or indirectly, and either with or without a bona fide collaborator) [ * ] the [ * ] of [ * ] any [ * ] that are [ * ] to [ * ] or [ * ] a [ * ], or [ * ].

(b)    Exception for [ * ]. Notwithstanding anything to the contrary, if a Party is engaged in the [ * ] of any [ * ] compound: (i) for which [ * ] have [ * ]; and (ii) that is [ * ] to [ * ] a [ * ], or [ * ], and [ * ] obtains [ * ] that such [ * ] as a [ * ], or [ * ], then such [ * ] shall [ * ] of [ * ] and such [ * ] shall [ * ] to [ * ] with such [ * ], [ * ] to [ * ] such [ * ] by [ * ] that [ * ] the [ * ] and [ * ] for a [ * ], or [ * ] (as applicable).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)    Exception for [ * ]. Notwithstanding anything to the contrary, the restrictions in Section 8.7(a) shall not apply to any [ * ] compound: (i) that has been [ * ] or [ * ] by [ * ] for [ * ] or [ * ] of a [ * ]; and (ii) for which [ * ] have [ * ], or which is at a [ * ] of [ * ] or is [ * ], in each case [ * ] a [ * ] of such [ * ] to [ * ] a [ * ], or [ * ]; and (iii) for which such [ * ] obtains [ * ] that such [ * ] a [ * ], or [ * ].

(d)    Sanofi-Aventis [ * ]. Following the termination of the Agreement pursuant to Section 12.2(a), Exelixis shall have the right but not the obligation to conduct any programs that are intended to [ * ] or [ * ] a [ * ], or [ * ], provided, however, that in the event Exelixis wishes to [ * ] and/or [ * ], [ * ] or [ * ] with a [ * ], any [ * ] from any such [ * ] during a [ * ] such [ * ], then [ * ] shall [ * ] of such [ * ] and [ * ] to [ * ] such [ * ] to [ * ] in writing (such [ * ] to be [ * ] by [ * ] on the [ * ], [ * ] for [ * ] to [ * ] whether it is [ * ] in [ * ] such [ * ]) and [ * ] shall have the [ * ] to [ * ] an [ * ] with [ * ] the [ * ] and [ * ] of such [ * ], on the [ * ] and [ * ] in [ * ]. If the Parties do not [ * ] such [ * ] (or otherwise [ * ] to [ * ] with respect to the [ * ] and [ * ] of the [ * ]) within [ * ], then [ * ] shall have [ * ] to the [ * ] such [ * ].

9.	Compensation

9.1.Fees.

(a)    Upfront Fee. Sanofi-Aventis shall pay Exelixis an upfront fee of Twenty Million Dollars ($20,000,000) within [ * ] after the Effective Date. The upfront fee payment made by Sanofi-Aventis to Exelixis pursuant to this Section 9.1(a) shall be noncreditable and nonrefundable.

(b)    Annual Research Fee. Sanofi-Aventis shall pay Exelixis a guaranteed annual research fee of Seven Million Dollars ($7,000,000) during the Collaborative Research Term in [ * ]. The [ * ] for the [ * ] shall be due on the [ * ] of the Effective Date, and each of the remaining [ * ] for the [ * ] shall be due [ * ]. Payments of [ * ] in subsequent years will be due on the [ * ] of the respective [ * ] for the [ * ]. The guaranteed annual research fee payments made by Sanofi-Aventis to Exelixis pursuant to this Section 9.1(b) shall be noncreditable and nonrefundable.

(c)    Success Fees. Sanofi-Aventis shall pay Exelixis success fees of:

(i)    [ * ] Dollars ($[ * ]) within [ * ] after [ * ] of [ * ] the [ * ]; and

(ii)    [ * ] Dollars ($[ * ]) within [ * ] after [ * ] the [ * ] of [ * ] of a [ * ].

The success fee payments made by Sanofi-Aventis to Exelixis pursuant to this Section 9.1(c) shall be noncreditable and nonrefundable. Notwithstanding [ * ] or the [ * ], the fees payable pursuant to: (X) Section 9.1(c)(i) shall in no event be greater than [ * ] Dollars ($[ * ]) in the aggregate; and (Y) Section 9.1(c)(ii) shall in no event be greater than [ * ] Dollars ($[ * ]) in the aggregate.
9.2.Milestone Payments. The milestone payments under both subsections (a) and (b) of this Section 9.2 shall be applicable and payable for each Product. All milestone payments made by Sanofi-Aventis to Exelixis hereunder shall be noncreditable and nonrefundable.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)    Development and Regulatory Milestones. Sanofi-Aventis shall make the milestone payments set forth below to Exelixis within [ * ] after the achievement of each of the following events for each Product by Sanofi-Aventis or any of its Affiliates or sublicensees:

Event	Milestone Payment
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]
[ * ]	$[ * ]

An Indication that is relevant for the achievement of a given clinical trial or approval event in Section 9.2(a) does not have to be the same Indication that is relevant for the achievement of a different clinical trial or approval event in Section 9.2(a). For example, the [ * ] for which a [ * ] is [ * ] may [ * ] the [ * ] (or [ * ]) [ * ] that [ * ].
(b)    Commercial Milestones. Sanofi-Aventis shall make the milestone payments set forth below to Exelixis after the achievement of each of the following events by Sanofi-Aventis or any of its Affiliates or sublicensees for each Product. Each milestone payment shall be made by Sanofi-Aventis within [ * ] after the end of the year in which such milestone event is met:

(i)    [ * ] Dollars ($[ * ]) upon the first time the annual, worldwide, aggregate, Net Sales of the Product reach or exceed [ * ] Dollars ($[ * ]);

(ii)    [ * ] Dollars ($[ * ]) upon the first time the annual, worldwide, aggregate, Net Sales of the Product reach or exceed [ * ] Dollars ($[ * ]); and

(iii)    [ * ] Dollars ($[ * ]) upon the first time the annual, worldwide, aggregate, Net Sales of the Product reach or exceed [ * ] Dollars ($[ * ]).

9.3.Royalty Payments.

(a)    Royalty Rates. Sanofi- Aventis shall pay Exelixis royalties, on a country-by-country basis, on Net Sales of each Product at the royalty rates stated below.

(i)    If [ * ] or [ * ] a [ * ] that either: (X) was [ * ] by [ * ] from [ * ]; or (Y) was [ * ] from the [ * ] of a [ * ], then the royalty rates are:

(1)    [ * ] percent ([ * ]%) of the annual, worldwide, aggregate Net Sales less than $[ * ] by Sanofi-Aventis (or its Affiliate or sublicensee) of such Product;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(2)    [ * ] percent ([ * ]%) of the annual, worldwide, aggregate Net Sales equal to or greater than $[ * ] and less than $[ * ] by Sanofi-Aventis (or its Affiliate or sublicensee) of such Product;

(3)    [ * ] percent ([ * ]%) of the annual, worldwide, aggregate Net Sales equal to or greater than $[ * ] by Sanofi-Aventis (or its Affiliate or sublicensee) of such Product.

(4)    By way of example, if, during any Calendar Year, the amount of Net Sales of a Product is $[ * ], Exelixis will receive [ * ]% of $[ * ] + [ * ]% of $[ * ].

(ii)    If [ * ] or [ * ] a [ * ] that is a [ * ] that either: (X) was [ * ] by [ * ] from [ * ]; or (Y) was [ * ] from the [ * ] of a [ * ], then the royalty rates are:

(1)    [ * ] percent ([ * ]%) of the annual, worldwide, aggregate Net Sales less than $[ * ] by Sanofi-Aventis (or its Affiliate or sublicensee) of such Product;

(2)    [ * ] percent ([ * ]%) of the annual, worldwide, aggregate Net Sales equal to or greater than $[ * ] and less than $[ * ] by Sanofi-Aventis (or its Affiliate or sublicensee) of such Product;

(3)    [ * ] percent ([ * ]%) of the annual, worldwide, aggregate Net Sales equal to or greater than $[ * ] by Sanofi-Aventis (or its Affiliate or sublicensee) of such Product.

(iii)    By way of example, if, during any Calendar Year, the amount of Net Sales of a Product is $[ * ], Exelixis will receive [ * ]% of $[ * ] + [ * ]% of $[ * ].

(b)    Royalty Adjustments.

(i)    Third Party Royalty Offset. Subject to Section 9.3(b)(iii) below, Sanofi-Aventis may deduct from the royalties it would otherwise owe in a particular country for a particular Product pursuant to Section 9.3(a), an amount equal to [ * ] percent ([ * ]%) of royalties paid by Sanofi-Aventis to Third Parties with respect to licenses to [ * ] of [ * ] that [ * ] the [ * ] of the [ * ] or [ * ] in such Product in such country.

(ii)    Reduced Royalties. Subject to Section 9.3(b)(iii) below, Sanofi-Aventis’ royalty obligations under Section 9.3(a) above with respect to a particular Product in a particular country shall be reduced by [ * ] percent ([ * ]%): (A) in the event the Product is [ * ] by [ * ] of a [ * ] which [ * ] a [ * ]; or (B) after expiration in such country of the [ * ] of the [ * ] that is [ * ] (either [ * ] or [ * ]), or in the event that there [ * ] such Product in such country.

(iii)    Minimum Royalty Rate. During the Royalty Term the operation of [ * ], singularly or in combination, shall not reduce the royalties due to Exelixis for any Product below [ * ] percent ([ * ]%) of what would otherwise have been due under Section 9.3(a).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iv)    [ * ]. During the applicable Royalty Term, for a particular Product and in a particular country, if a [ * ] is [ * ], and [ * ] in any [ * ] following such [ * ] by at least [ * ] percent ([ * ]%) but less than [ * ] percent ([ * ]%) as compared to the amount of [ * ] by [ * ] for that [ * ] in that [ * ] during the [ * ] immediately [ * ] the first [ * ] of a [ * ], then the [ * ] to [ * ] shall be [ * ] by [ * ] percent ([ * ]%) from what would otherwise have been [ * ] under Section [ * ] for as long as a [ * ] is [ * ] in such [ * ] or [ * ] in any [ * ] following [ * ] of such [ * ] between [ * ] percent ([ * ]%) to [ * ] percent ([ * ]%) [ * ] the amount of [ * ] by [ * ] for that [ * ] in that [ * ] during the [ * ] immediately [ * ] the [ * ] of a [ * ]. During the applicable Royalty Term, for a particular Product and in a particular country, if a [ * ] is [ * ], and [ * ] in any [ * ] such [ * ] by more than [ * ] percent ([ * ]%) as compared to the amount of [ * ] by [ * ] for that [ * ] in that [ * ] during the [ * ] immediately [ * ] the [ * ] of the [ * ], then the [ * ] to [ * ] shall be [ * ] by [ * ] percent ([ * ]%) from what would otherwise have been [ * ] under Section [ * ] for as long as a [ * ] is [ * ] in such [ * ] or [ * ] in any [ * ] following [ * ] of such [ * ] at or [ * ] percent ([ * ]%) of the amount of [ * ] by [ * ] for that [ * ] in that [ * ] during the [ * ] immediately [ * ] the [ * ] of a [ * ].

9.4.Quarterly Payments. All royalties due under Section 9.3 shall be paid quarterly, on a country-by-country basis, within [ * ] of the end of the relevant quarter for which royalties are due.

9.5.Term of Royalties. Exelixis’ right to receive royalties for a particular Product under Section 9.3 shall expire on a country-by-country basis upon the later of: (a) [ * ] from the [ * ] of [ * ] in [ * ]; or (b) [ * ] in [ * ] of the [ * ] of the [ * ] that is [ * ] by [ * ] (either [ * ] or [ * ] with [ * ]) (the “Royalty Term”).

9.6.Royalty Payment Reports. Each royalty payment shall be accompanied by a statement stating the number, description, and aggregate Net Sales, by country, of each Product sold during the relevant Calendar Quarter.

9.7.Payment Method. All payments due under this Agreement to Exelixis shall be made by bank wire transfer in immediately available funds to an account designated by Exelixis. All payments hereunder shall be made in Dollars. For milestone payments due under Section 9.2(a), Sanofi-Aventis shall notify Exelixis in writing within [ * ] of the achievement of each event that triggers a milestone payment, and, within [ * ] of receipt of such notice, Exelixis shall provide Sanofi-Aventis with an invoice for each such milestone payment.

9.8.Taxes. Exelixis shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, Sanofi-Aventis shall: (a) deduct those taxes from the remittable payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of tax payment to Exelixis within [ * ] following that tax payment.

9.9.Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to Exelixis in the country in local currency by deposit in a local bank designated by Exelixis, unless the Parties otherwise agree.

9.10.Sublicenses. In the event Sanofi-Aventis grants licenses or sublicenses to others to sell Products which are subject to royalties under Section 9.3, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its sales of Products on the same basis as if such sales were Net Sales by Sanofi-Aventis, and Sanofi-Aventis shall pay, or shall ensure that sublicensee

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall pay, to Exelixis, with respect to such sales, royalties as if such sales of the licensee or sublicensee were Net Sales of Sanofi-Aventis.

9.11.Foreign Exchange. Conversion of sales recorded in local currencies to U.S. dollars shall be performed in a manner consistent with Sanofi-Aventis’ normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.

9.12.Records; Inspection. Sanofi-Aventis shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least [ * ] following the end of the Calendar Quarter to which they pertain. Such records shall be open for inspection during such [ * ] period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than [ * ], at reasonable time and on reasonable notice. Any unpaid amounts (plus interest) that are discovered shall be paid promptly by Sanofi-Aventis. Inspections conducted under this Section 9.12 shall be at the expense of Exelixis, unless a variation or error producing an increase exceeding [ * ] percent ([ * ]%) of the royalty amount stated for any period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period shall be paid promptly by Sanofi-Aventis.

9.13.Interest. If Sanofi-Aventis fails to make any payment due to Exelixis under this Agreement, then interest shall accrue on a daily basis at the greater of a rate equal to [ * ] percent ([ * ]%) [ * ] the then-applicable [ * ] commercial lending rate of CitiBank, N.A. San Francisco, California, or at the maximum rate permitted by applicable law, whichever is the lower.

10.	INTELLECTUAL PROPERTY

10.1.Ownership.

(a)    Inventorship; Joint Research Agreement. The inventorship of all Sole Inventions and Joint Inventions shall be determined under the patent laws of the United States. The Parties acknowledge and agree that this Agreement shall be deemed to be a Joint Research Agreement under 35 U.S.C. 103(c).

(b)    Sole Invention Patents. Subject to Section 10.1(c), each Party shall own the entire right, title and interest in and to any and all of its Sole Inventions Patents.

(c)    Contractual Joint Patents. Notwithstanding the provision of Section 10.1(b), the Parties agree that the Parties shall be joint owners in and to all Contractual Joint Patents. Accordingly, each Party hereby transfers and assigns an undivided half (1/2) interest in the Contractual Joint Patents to the other Party.

(d)    Joint Invention Patents. Sanofi-Aventis and Exelixis shall be joint owners in and to all Joint Inventions. Sanofi-Aventis and Exelixis as joint owners each shall have the right to [ * ] and to [ * ] the Joint Invention Patents, and where [ * ] of such [ * ], under the laws of a country, the [ * ] of (or [ * ] to) the [ * ], such [ * ] of (or [ * ] to) the [ * ] shall [ * ], unless otherwise [ * ] in [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e)    Obligations to Assign. All employees, agents and contractors of each Party shall be under written obligation to assign any inventions and related intellectual property to the Party for whom they are employed or are providing services.

10.2.Disclosure. Each Party shall disclose in writing to the JEC any Sole Invention or Joint Invention arising hereunder which it believes may be patentable, within [ * ] following the day such Invention was made or at such earlier time as may be necessary to preserve patentability of such Invention. Each Party shall provide to the other Party such assistance and execute such documents as are reasonably necessary to permit the filing and prosecution of any Patent to be filed on such Sole Invention or Joint Invention, or the issuance, maintenance or extension thereof.

10.3.Patent Prosecution and Maintenance; Abandonment.

(a)    Filing, Prosecution and Maintenance of Exelixis Prosecuted Patents.

(i)    Exelixis’ Right to File, Prosecute and Maintain Sanofi-Aventis Patents. Subject to the rest of this Section 10.3(a), Exelixis shall be responsible for the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of (A) all [ * ] (other than [ * ] claiming any [ * ] of [ * ]) and (B) all [ * ] (the “Exelixis Prosecuted Patents”), provided that such responsibilities shall be carried out by [ * ], or by [ * ] in conjunction with [ * ]. Exelixis, [ * ] shall provide Sanofi-Aventis with an update of the filing, prosecution and maintenance status for each of the Exelixis Prosecuted Patents on a periodic basis, and shall use Diligent Efforts to consult with and cooperate with Sanofi-Aventis with respect to the filing, prosecution and maintenance of the Exelixis Prosecuted Patents, including providing Sanofi-Aventis with drafts of proposed filings to allow Sanofi-Aventis a reasonable opportunity for review and comment before such filings are due. Exelixis, [ * ] shall provide to Sanofi-Aventis copies of any papers relating to the filing, prosecution and maintenance of the Exelixis Prosecuted Patents promptly upon their being filed and received.

(ii)    Abandonment. In no event shall Exelixis knowingly permit any of the Exelixis Prosecuted Patents to be abandoned in any country, or elect not to file a new patent application claiming priority to a patent application within the Exelixis Prosecuted Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without Sanofi-Aventis’ written consent (such consent to not be unreasonably withheld, delayed or conditioned) or Sanofi-Aventis otherwise first being given an opportunity to assume full responsibility ([ * ] at Sanofi-Aventis’ expense) for the continued prosecution and maintenance of such Exelixis Prosecuted Patents or the filing of such new patent application. In the event that Exelixis decides either: (A) not to continue the prosecution or maintenance of a Patent within the Exelixis Prosecuted Patents in any country; or (B) not to file such new patent application, Exelixis shall provide Sanofi-Aventis with written notice of this decision at least [ * ] prior to any pending lapse or abandonment thereof. In the event that Sanofi-Aventis decides to assume responsibility for such filing, prosecution and maintenance, Sanofi-Aventis shall so notify Exelixis in writing and Exelixis shall (i) [ * ] and [ * ] to such [ * ] to [ * ], and (ii) cooperate as reasonably requested by Sanofi-Aventis to facilitate such [ * ] and [ * ] transfer of filing, prosecution and maintenance responsibility to Sanofi-Aventis. The [ * ] so [ * ] to [ * ] shall be [ * ] as of the [ * ] of [ * ], and [ * ] to [ * ] with respect to such [ * ] shall [ * ]. In the case where Sanofi-Aventis takes over the filing, prosecution or maintenance of any Patent as set forth above,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exelixis shall not be liable to Sanofi-Aventis in any way with respect to the results obtained from, the filing, prosecution, issuance, extension or maintenance of any such Patent or any failure by Sanofi-Aventis to so file, prosecute, extend or maintain, provided however that Exelixis shall, at the expense of Sanofi-Aventis, provide such assistance and execute such documents as are reasonably necessary to continue or permit the filing, prosecution or maintenance of such Patent or the issuance, maintenance or extension of any resulting Patent or permit enforcement of Patents.

(b)    Filing, Prosecution and Maintenance of Sanofi-Aventis Prosecuted Patents.

(i)    Sanofi-Aventis’ Right to File, Prosecute and Maintain Exelixis Patents. Subject to the rest of this Section 10.3(b), Sanofi-Aventis shall be responsible for the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of (A) all [ * ] claiming any [ * ] of [ * ] and (B) all [ * ] (the “Sanofi-Aventis Prosecuted Patents”). Sanofi-Aventis, [ * ] shall provide Exelixis with an update of the filing, prosecution and maintenance status for each of the Sanofi-Aventis Prosecuted Patents on a periodic basis, and shall use Diligent Efforts to consult with and cooperate with Exelixis with respect to the filing, prosecution and maintenance of the Sanofi-Aventis Prosecuted Patents, including providing Exelixis with drafts of proposed filings to allow Exelixis a reasonable opportunity for review and comment before such filings are due. Sanofi-Aventis, [ * ] shall provide to Exelixis copies of any papers relating to the filing, prosecution and maintenance of the Sanofi-Aventis Prosecuted Patents promptly upon their being filed and received.

(ii)    Abandonment. In no event shall Sanofi-Aventis knowingly permit any of the Sanofi-Aventis Prosecuted Patents to be abandoned in any country, or elect not to file a new patent application claiming priority to a patent application within the Sanofi-Aventis Prosecuted Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without Exelixis’ written consent (such consent to not be unreasonably withheld, delayed or conditioned) or Exelixis otherwise first being given an opportunity to assume full responsibility ([ * ] at Exelixis’ expense) for the continued prosecution and maintenance of such Sanofi-Aventis Prosecuted Patents or the filing of such new patent application. In the event that Sanofi-Aventis decides either: (A) not to continue the prosecution or maintenance of a Patent within the Sanofi-Aventis Prosecuted Patents in any country; or (B) not to file such new patent application, Sanofi-Aventis shall provide Exelixis with written notice of this decision at least [ * ] prior to any pending lapse or abandonment thereof. In the event that Exelixis decides to assume responsibility for such filing, prosecution and maintenance, Exelixis shall so notify Sanofi-Aventis in writing and Sanofi-Aventis shall (i) [ * ] and [ * ] to such [ * ] to [ * ], and (ii) cooperate as reasonably requested by Exelixis to facilitate such [ * ] and [ * ] transfer of filing, prosecution and maintenance responsibility to Exelixis. The [ * ] so [ * ] to [ * ] shall be [ * ] as of the [ * ] of [ * ], and [ * ] to [ * ] with respect to such [ * ] shall [ * ]. In the case where Exelixis takes over the filing, prosecution or maintenance of any Patent as set forth above, Sanofi-Aventis shall not be liable to Exelixis in any way with respect to the results obtained from, the filing, prosecution, issuance, extension or maintenance of any such Patent or any failure by Exelixis to so file, prosecute, extend or maintain, provided however that Sanofi-Aventis shall, at the expense of Exelixis, provide such assistance and execute such documents as are reasonably necessary to continue or permit the filing, prosecution or maintenance of such Patent or the issuance, maintenance or extension of any resulting Patent or permit enforcement of Patents.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)    Patent Term Extension. Exelixis and Sanofi-Aventis shall each cooperate with each another and shall use Diligent Efforts in obtaining patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to patent rights covering the Products. In the event that any [ * ] that [ * ] a [ * ] and [ * ] that [ * ] that are [ * ], then, if reasonably requested to [ * ] by [ * ], [ * ] shall [ * ] to [ * ] any [ * ] that [ * ] and to [ * ] such [ * ] in a [ * ] (e.g., a [ * ] or [ * ]) in order to [ * ] the [ * ] to [ * ] or [ * ] or [ * ] in any [ * ] for the [ * ]. Exelixis [ * ] to [ * ] the [ * ] and [ * ] to apply for patent term extensions or supplemental protection certificates or their equivalents in any country under the [ * ] during the Term. If elections with respect to obtaining such patent term extensions or supplemental protection certificates or their equivalents in any country are to be made, [ * ] shall have the right to make the election to seek patent term extension or supplemental protection or their equivalents in any country, provided that such election shall be made so as to [ * ] the [ * ] of [ * ] for the [ * ].

(d)    Patent Expenses.

(i)    [ * ] shall bear any and all costs and expenses (including fees for any outside counsel, and inside counsel fees) associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the [ * ] Patents].

(ii)    [ * ] shall bear any and all costs and expenses (including fees for any outside counsel, and inside counsel fees) associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the [ * ] Patents].

(e)    Patent Report. Each Party shall provide to the other Party, on a [ * ] basis, a patent report that includes the serial number, docket number and status of each Patent for which, pursuant to this Section 10.3, such Party has the right to direct the filing, prosecution and maintenance and which covers a Sole Invention or Joint Invention.

10.4.Enforcement of Patent Rights. If either Party becomes aware of a suspected infringement of any Exelixis Patents, Sanofi-Aventis Patents, or Joint Invention Patents by a Third Party, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. [ * ] shall have the first right, but shall not be obligated, to bring an infringement action against such Third Party at its own expense and by counsel of its own choice, and [ * ] shall have the right to participate in such action, at its own expense and by counsel of its own choice. If [ * ] fails to bring such an action or proceeding prior to the earlier of: (a) [ * ] following [ * ] receipt of notice of alleged infringement; or (b) [ * ] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, [ * ] shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and [ * ] shall have the right to be represented in any such action, at its own expense and by counsel of its own choice. If a Party brings an infringement action pursuant to this Section 10.4, the other Party will reasonably assist the enforcing Party (at the enforcing Party’s expense) in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if required by law in order for the enforcing Party to bring such action. Neither Party, and no Third Party having a license under any Exelixis Patent or Joint Invention Patent shall have the right to settle any patent infringement litigation under this Section 10.4 in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed. Except as otherwise agreed to by the Parties as part of

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Sanofi-Aventis and Exelixis, shall be treated as [ * ] and subject to [ * ] and [ * ] in accordance with [ * ] and [ * ], except that any recovery in the form of [ * ] shall be allocated [ * ] percent ([ * ]%) to Sanofi-Aventis and [ * ] percent ([ * ]%) to Exelixis.

(a)    Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all international equivalents), Sanofi-Aventis shall use commercially reasonable efforts consistent with its obligations under applicable law (including any applicable consent order) to seek maintain and enforce all such data exclusivity periods available for the Products. With respect to filings in the FDA Orange Book (and foreign equivalents) for issued patents for a Product, upon request by Sanofi-Aventis (and at Sanofi-Aventis’ expense), Exelixis shall provide reasonable cooperation to Sanofi-Aventis in filing and maintaining such Orange Book (and foreign equivalent) listings.

(b)    No Action in Violation of Law. Neither Party shall be required to take any action pursuant to this Section 10.4 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any court or government order or decree applicable to such Party.

(c)    Notification of Patent Certification. Exelixis shall notify and provide Sanofi-Aventis with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of an Exelixis Patent licensed hereunder pursuant to a Paragraph IV Patent Certification by a third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies shall be provided to Sanofi-Aventis by Exelixis as soon as practicable and at least within [ * ] after Exelixis receives such certification, and shall be sent by facsimile and overnight courier to the address set forth in Section 15.7 below.

10.5.Defense of Third Party Claims. [ * ]. If a claim is brought by a Third Party that any [ * ] related to [ * ] by a [ * ] hereunder [ * ] the [ * ] of such [ * ], each Party shall give prompt written notice to the other Party of such claim, and following such notification, the Parties shall confer on how to respond. Notwithstanding anything contained herein to the contrary, each Party shall [ * ] and [ * ] the [ * ], [ * ] and [ * ] and all [ * ] the [ * ] by the [ * ] of the [ * ] of a [ * ] in the [ * ] under Section [ * ], including without limitation [ * ].

10.6.Copyright Registrations. Copyrights and copyright registrations on copyrightable subject matter shall be filed, prosecuted, defended, and maintained, and the Parties shall have the right to pursue infringers of any copyrights owned or Controlled by it, in substantially the same manner as the Parties have allocated such responsibilities, and the expenses therefor, for patent rights under this Article 10.

11.	CONFIDENTIALITY

11.1.Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement, including disclosure by either Party to the other of any results and data resulting from its activities hereunder shall be “Confidential Information” for all purposes hereunder. The Parties agree that during the Term and for a period of [ * ] thereafter, a Party receiving Confidential

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Information of the other Party shall: (a) use Diligent Efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value) and not to disclose such Confidential Information to any Third Party without prior written consent of the other Party (such consent to not be unreasonably withheld, delayed or conditioned), except for disclosures made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder; and (b) not use such other Party’s Confidential Information for any purpose except those permitted by this Agreement or in connection with exercising such Party’s rights and/or fulfilling its obligations under this Agreement (it being understood that this Section 11.1 shall not create or imply any rights or licenses not expressly granted under Article 8 or Section 12.3 hereof). Notwithstanding anything to the contrary in this Section 11.1, data or other information resulting from the research conducted by each Party pursuant to the Collaboration shall be Confidential Information of both Parties, whether disclosed by Exelixis or Sanofi-Aventis.

11.2.Exceptions. The obligations in Section 11.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a)    Subject to the last sentence in Section 11.1, is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

(b)    Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

(c)    Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

(d)    Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party, and is not directly or indirectly supplied by the receiving Party in violation of this Agreement; or

(e)    Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of the disclosing Party’s Confidential Information.

11.3.Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances; provided that notice of any such disclosure shall be provided as soon as practicable to the other Party:

(a)    Filing or prosecuting Patents relating to Sole Inventions, Joint Inventions or Products, in each case pursuant to activities under this Agreement, provided that the non-filing Party is given a reasonable opportunity to review the extent and necessity for its Confidential Information to be included prior to submission of any patent application;

(b)    Regulatory filings;

(c)    Prosecuting or defending litigation;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)    Complying with applicable governmental laws and regulations; and

(e)    Disclosure, in connection with the performance of this Agreement, to Affiliates, potential collaborators, partners, and licensees (including potential co-marketing and co-promotion contractors), research collaborators, potential investment bankers, investors, lenders, and investors, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 11.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to individuals or entities covered by 8.3(e) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 11. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission in connection with any public offering of such Party’s securities. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information.
In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.
11.4.Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press releases attached as Exhibit 11.4. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law, including disclosures required by the U.S. Securities and Exchange Commission or made pursuant to the requirements of the national securities exchange or other stock market on which such Party’s securities are traded, as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

11.5.Publications. Neither Party shall publish or present any proposed disclosure which relates to any Inventions, or which otherwise may contain Confidential Information of the other Party, without the opportunity for prior review by the other Party. Subject to Section 11.3, each Party agrees to provide the other Party the opportunity to review any proposed disclosure which would or may constitute an oral, written or electronic public disclosure if made (including the full content of proposed abstracts, manuscripts or presentations) which relate to any Collaboration Compound (including a presentation or publication about the outcome of any Exelixis Clinical Trial), or which otherwise may contain Confidential Information, at least [ * ] prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JEC shall review such requests and recommend subsequent action. Neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to Section 11.1. Nothing contained in this Section 11.5 shall prohibit the inclusion of Confidential Information of the non-filing Party necessary for a patent application, provided the non-filing

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Party is given a reasonable opportunity to review the extent and necessity for its Confidential Information to be included prior to submission of such patent application. Any disputes between the Parties regarding delaying a publication or presentation to permit the filing of a patent application shall be referred to the JEC.

12.	TERM AND TERMINATION

12.1.Term. This Agreement shall become effective on the Effective Date and shall remain in effect until the expiration of the last payment obligation with respect to any Product, as provided in Article 9 (the “Term”), unless earlier terminated in accordance with Section 12.2 or by mutual written agreement. Upon expiration of the Term of this Agreement (but not a termination pursuant to Section 12.2), [ * ] shall have a [ * ] license to the [ * ].

12.2.Early Termination.

(a)    Termination at End of Collaborative Research Term. If Sanofi-Aventis has not [ * ] any [ * ] as a [ * ] by the last day of the Collaborative Research Term, then this Agreement shall automatically terminate as of the last day of the Collaborative Research Term.

(b)    Termination by Sanofi-Aventis. Beginning on the [ * ] the [ * ] of the [ * ], Sanofi-Aventis shall have the right to terminate this Agreement without cause, in whole or on a Product-by-Product basis, upon [ * ] prior written notice, at the end of which the termination shall be effective.

(c)    Termination by Exelixis. Exelixis may terminate this Agreement in its entirety upon [ * ] advance written notice if Sanofi-Aventis or its Affiliates or sublicensees (directly or indirectly, individually or in association with any other person or entity) challenge the validity, enforceability or scope of any Exelixis Patents anywhere in the world. For clarity, any dispute as to whether a given Patent is within the scope of Exelixis Patents, such matter shall be subject to dispute resolution as set forth in Section 15.3.

(d)    Termination for Material Breach. This Agreement may be terminated by written notice by either Party at any time during the Term of this Agreement for the uncured material breach by the other Party of such other Party's representations, warranties, covenants or obligations under this Agreement. The breaching Party shall be given [ * ] from the date of the notice by the non-breaching Party to cure its material breach, and, if it does not do so, this Agreement shall be terminated at the end of the [ * ] cure period; provided, however, if the cause of the material breach is non-payment of the amounts due under this Agreement, then the cure period for such non-payment shall be [ * ] from the date of notice of material breach by the non-breaching Party, unless there exists a bona fide dispute as to whether such payment is due to the non-breaching Party, in which case, the [ * ] cure period shall be extended pending resolution of such dispute.

12.3.Survival; Effect of Termination.

(a)    Survival. In the event of termination of this Agreement for any reason, the following provisions of this Agreement shall survive: Articles [ * ], and [ * ]; and Sections [ * ].

(b)    General Effects. In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(c)    Effects of Termination under Section 12.2(a). In the event of termination of this Agreement pursuant to Section 12.2(a), all licenses granted by one Party to the other Party under this Agreement shall immediately terminate, and each Party’s rights to [ * ] shall [ * ].

(d)    Effects of Termination under Sections 12.2(b), Section 12.2(c), or by Exelixis for Sanofi-Aventis’ breach under Section 12.2(d). In the event of termination of this Agreement pursuant to Section 12.2(b), Section 12.2(c) or by Exelixis for Sanofi-Aventis’ breach under Section 12.2(d):

(i)    Sanofi-Aventis hereby grants Exelixis a worldwide, exclusive license (with the right to sublicense) under the Sanofi-Aventis Know-How, Sanofi-Aventis Patents and Sanofi-Aventis interest in the Joint Invention Patents to develop, make, have made, use, import, sell, offer to sell and have sold any terminated Collaboration Compound and products comprising or incorporating one or more of such Collaboration Compounds (the “Reverted Products”), effective upon such termination of this Agreement.

(ii)    In consideration for the foregoing license, Exelixis shall pay to Sanofi-Aventis the following (as applicable).

(1)    If Exelixis terminates under Section 12.2(c) or 12.2(d), then Exelixis shall pay Sanofi-Aventis [ * ] percent ([ * ]%) of any [ * ] by [ * ] a [ * ] under any [ * ] of the [ * ] in [ * ] such [ * ] the [ * ] to [ * ] the [ * ].

(2)    If there is a termination under Section 12.2(b), and, [ * ] of the date of such termination, [ * ] a [ * ] under [ * ] the [ * ] to [ * ] the [ * ], then Exelixis shall pay Sanofi-Aventis [ * ] percent ([ * ]%) of [ * ], [ * ] and [ * ] by [ * ] such [ * ] under such [ * ]. For clarity, “[ * ]” as used in this section shall [ * ] by [ * ] and [ * ] as [ * ] or [ * ] for [ * ] or other [ * ] by or for [ * ] (other than any [ * ] of [ * ] or [ * ] or [ * ] by [ * ] under [ * ]) with respect to the [ * ] (including [ * ] with [ * ] or [ * ]).

(3)    If there is a termination under Section 12.2(b), and, [ * ] of the date of such termination, [ * ] a [ * ] under [ * ] the [ * ] to [ * ] the [ * ], then Exelixis shall pay Sanofi-Aventis either: (A) [ * ] percent ([ * ]%) of [ * ], [ * ] and [ * ] by [ * ] such [ * ] under such [ * ] such [ * ] the [ * ] sell Reverted Products containing a Collaboration Compound that either: (I) was [ * ] by [ * ] from [ * ]; or (II) was [ * ] the [ * ] of a [ * ]; (B) [ * ] percent ([ * ]%) of [ * ], [ * ] and [ * ] by [ * ] such [ * ] under such [ * ] such [ * ] the [ * ] sell Reverted Products containing a Collaboration Compound that either: (III) was [ * ] by [ * ] from [ * ]; or (IV) was [ * ] from the [ * ] of a [ * ]; or (C) [ * ] percent ([ * ]%) of [ * ], [ * ] and [ * ] by [ * ] such [ * ] under such [ * ] such [ * ] the [ * ] sell both: (X) a [ * ] containing a [ * ] that is [ * ] or [ * ]; and (Y) a [ * ] containing a [ * ] that is [ * ] or [ * ]. For clarity, “[ * ]” as used in this section shall [ * ] any [ * ] by [ * ] and [ * ] as [ * ] or [ * ] for [ * ] or other [ * ] by or for [ * ] (other than any [ * ] or [ * ] of [ * ] or [ * ] or [ * ] by [ * ] under [ * ]) with respect to the [ * ] (including [ * ] with [ * ] or [ * ]).

(iii)    Sanofi-Aventis shall to transfer via assignment, license or sublicense to Exelixis: (A) all Sanofi-Aventis Know-How [ * ] for the development, manufacture and commercialization of any Reverted Product; (B) all regulatory filings (including any Regulatory Approvals, drug dossiers, and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

drug master files) in Sanofi-Aventis’ name; (C) agreements with Third Parties (at Exelixis’ sole discretion and to the extent that such agreement is assignable or sublicensable); (D) trademark rights Controlled by Sanofi-Aventis; and (E) supplies of Product (including any intermediates, retained samples and reference standards), that in each case ((A) through (E)) are existing and in Sanofi-Aventis’ Control and that relate to such Reverted Products. Any such transfer(s) shall be at the sole expense of Exelixis. Sanofi-Aventis shall use commercially reasonable efforts to maintain ([ * ]) and not to breach any agreements with Third Parties that provide a grant from such Third Party to Sanofi-Aventis of rights that are Controlled by Sanofi-Aventis and that are licensed to Exelixis pursuant to Section 12.3(d)(i). If an agreement that is described in subsection (iii)(C) is not assignable or not sublicensable, then Sanofi-Aventis shall use Diligent Efforts to amend the agreement to permit assignment or sublicensing.

(iv)    At Exelixis’ written request, Sanofi-Aventis shall supply, or cause to be supplied, to Exelixis sufficient quantities of Reverted Product to satisfy Exelixis’ requirements for Reverted Product for a period of up to [ * ] following the effective date of termination, as Exelixis may require until Exelixis can itself assume or transition to a Third Party such manufacturing responsibilities; provided, however that Exelixis shall use Diligent Efforts to affect such assumption (or transition) as promptly as practicable. Such supply shall be at a price equal to [ * ] for such [ * ]. Any such supply will be made pursuant to a supply agreement between the Parties with typical provisions relating to quality, forecasting and ordering to forecast, force majeure and product liability and indemnity.

(e)    Effects of Termination by Sanofi-Aventis for Exelixis’ breach under Section 12.2(d). In the event of termination of this Agreement by Sanofi-Aventis for Exelixis’ breach under Section 12.2(d), all licenses granted under this Agreement shall [ * ], subject to [ * ] of [ * ] under [ * ] prior to and after the [ * ] of [ * ]; provided, however, that such [ * ] shall be [ * ] by [ * ] percent ([ * ]%) for any [ * ] that were [ * ] by [ * ].

13.	REPRESENTATIONS AND WARRANTIES AND COVENANTS

13.1.Mutual Authority. Exelixis and Sanofi-Aventis each represents and warrants to the other as of the Effective Date that: (a) it has the authority and right to enter into and perform this Agreement; (b) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights; and (c) its execution, delivery and performance of this Agreement shall not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a Party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

13.2.Rights in Technology.

(a)    During the Term, each Party shall use commercially reasonable efforts to maintain ([ * ]) and not to breach any agreements with Third Parties that provide a grant of rights from such Third Party to a Party that are Controlled by such Party and are licensed or become subject to a license from such Party to the other Party under Article 8. Each Party agrees to provide promptly the other Party with notice of any such alleged breach or obligation to renew. As of the Effective Date, each Party is in compliance in all material respects with any aforementioned agreements with Third Parties.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    Each Party represents and warrants that it: (i) has the ability to grant the licenses contained in or required by this Agreement; and (ii) is not currently subject to any agreement with any Third Party or to any outstanding order, judgment or decree of any court or administrative agency that restricts it in any way from granting to the other Party such licenses or the right to exercise its rights hereunder.

(c)    Each Party represents and warrants that: (i) it has not granted, and covenants that it shall not grant after the Effective Date and during the Term, any right, license or interest in or to, or an option to acquire any of the foregoing with respect to, the intellectual property rights licensed to the other Party hereunder (including the Exelixis Patents and the Sanofi-Aventis Patents, as the case may be) that is in conflict with the licenses granted to the other Party under this Agreement; and (ii) it has not granted any lien, security interest or other encumbrance (excluding any licenses) with respect to any of the intellectual property rights licensed to the other Party hereunder that would prevent it from performing its obligations under this Agreement, or permitted such a lien, security interest or other encumbrance (excluding any permitted licenses) to attach to the intellectual property rights licensed to the other Party hereunder.

13.3.Covenants of Each Party.

(a)    Compliance with Law. Each Party hereby covenants and agrees to comply with applicable law, rule and regulation in performing its activities under the Agreement.

(b)    Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate of a Party participates under this Agreement with respect to Collaboration Compounds: (a) the restrictions of this Agreement which apply to the activities of a Party with respect to Collaboration Compounds shall apply equally to the activities of such Affiliate; and (b) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Article 8 and Section 12.3) as if such intellectual property had been developed by the Party.

(c)    Records. Each Party shall maintain complete and accurate records of all work conducted and all results, data and developments made pursuant to its activities hereunder. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance hereof in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall maintain such records for a period of [ * ] after such records are created; provided that the following records may be maintained for a longer period, in accordance with each Party’s internal policies on record retention: (a) scientific notebooks; and (b) any other records that the other Party reasonably requests be retained in order to ensure the preservation, prosecution, maintenance or enforcement of intellectual property rights. Either Party shall have the right to review and copy such records of the other Party at reasonable times to the extent necessary or useful for it to conduct its obligations or enforce its rights under this Agreement; provided, however, that no Party shall have the right to audit the other Party more than [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)    Third Party Agreements. During the Term, each Party shall use Diligent Efforts to maintain and not to breach any agreements with Third Parties that provide a grant of rights from such Third Party to a Party that are Controlled by such Party and are licensed or become subject to a license from such Party to the other Party under Article 8 or Section 12.3. Each Party agrees to provide promptly the other Party with notice of any such alleged breach or obligation to renew. As of the Effective Date, each Party is in compliance in all material respects with any aforementioned agreements with Third Parties.

13.4.Disclaimer. EXCEPT AS PROVIDED IN ARTICLE 13 ABOVE, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY RESEARCH RESULTS, COLLABORATION COMPOUNDS, DATA, OR INVENTIONS (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY EXELIXIS HEREUNDER OR OTHERWISE MADE AVAILABLE TO THE OTHER PARTY PURSUANT TO THE TERMS OF THE AGREEMENT.

14.	INDEMNIFICATION AND LIMITATION OF LIABILITY

14.1.Indemnification by Sanofi-Aventis. Subject to Section 14.3, Sanofi-Aventis hereby agrees to indemnify, defend and hold harmless Exelixis and its directors, employees and agents from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and reasonable attorneys’ fees (collectively, “Losses”) to the extent such Losses result from the Manufacture, use, handling, storage, sale or other disposition of Collaboration Compounds or Products by Sanofi-Aventis or its Affiliates, agents or sublicensees, except to the extent such Losses result from any: (a) breach by Exelixis of any of its representations and warranties or covenants under the Agreement; (b) breach of the Agreement or applicable law by Exelixis; or (c) negligence or willful misconduct by Exelixis, its Affiliates or (sub)licensees, or their respective directors, employees and agents in the performance of the Agreement.

14.2.Indemnification by Exelixis. Subject to Section 14.3, Exelixis hereby agrees to indemnify, defend and hold harmless Sanofi-Aventis and its directors, employees and agents from and against any and all Losses to the extent such Losses result from the Manufacture, use, handling, storage, sale or other disposition of any Collaboration Compound, Product, or Reverted Product by Exelixis or its Affiliates, agents or sublicensees, except to the extent such Losses result from any: (a) breach by Sanofi-Aventis of any of its representations and warranties or covenants under the Agreement; (b) breach of the Agreement or applicable law by Sanofi-Aventis; or (c) negligence or willful misconduct by Sanofi-Aventis, its Affiliates or (sub)licensees, or their respective directors, employees and agents in the performance of the Agreement.

14.3.Conditions to Indemnification. As used herein, “Indemnitee” shall mean a Party entitled to indemnification under the terms of Section 14.1 or 14.2. A condition precedent to each Indemnitee’s right to seek indemnification under such Section 14.1 or 14.2 is that such Indemnitee shall:

(a)    inform the indemnifying Party under such applicable Section of a Loss as soon as reasonably practicable after it receives notice of the Loss;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    if the indemnifying Party acknowledges that such Loss falls within the scope of its indemnification obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Loss (including the right to settle the claim solely for monetary consideration); provided, that the indemnifying Party shall seek the prior written consent (such consent to not be unreasonably withheld, delayed or conditioned) of any such Indemnitee as to any settlement which would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would effect an amendment of this Agreement; and

(c)    fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Loss.

Provided that an Indemnitee has complied with all of the conditions described in subsections (a) - (c), as applicable, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Loss. Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Loss using attorneys of the Indemnitee’s choice and at the Indemnitee’s expense. In no event may an Indemnitee settle or compromise any Loss for which the Indemnitee intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party (such consent to not be unreasonably withheld, delayed or conditioned), or the indemnification provided under such Section 14.1 or 14.2 as to such Loss shall be null and void.
14.4.Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES BY A PARTY FOR WHICH IT SEEKS REIMBURSEMENT OR INDEMNIFICATION PROTECTION FROM THE OTHER PARTY PURSUANT TO SECTIONS 14.1 AND 14.2, AND EXCEPT FOR BREACH OF SECTION 8.7 OR ARTICLE 11 HEREOF, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THE AGREEMENT.

15.	MISCELLANEOUS

15.1.Dispute Resolution.

(a)    In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of the Agreement, other than a dispute between members of a Committee regarding matters under such Committee’s authority (which shall be handled in accordance with Section 4.4(c)) or a dispute described in Section 15.3, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the CEO of Exelixis (or his designee) and the CEO of Sanofi-Aventis (or his designee). Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within [ * ] after such notice, such CEOs (or their respective designees) of the Parties shall meet for attempted resolution by good faith negotiations. If such CEOs (or their respective designees) are unable to resolve such dispute within [ * ] of their first meeting for such

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

negotiations, either Party may seek to have such dispute resolved by arbitration in accordance with Section 15.1(b) below.

(b)    Except as otherwise expressly provided in this Agreement, any unresolved disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be submitted to the exclusive jurisdiction of the state and federal courts sitting in New York, New York.

15.2.Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with the Agreement or the performance, enforcement, breach or termination of the Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, without regard to conflicts of law rules.

15.3.Patents and Trademarks; Equitable Relief.

(a)    Any dispute, controversy or claim arising out of, relating to or in connection with: (i) the scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use or sale of any Product; or (ii) any trademark rights related to any Product, in each case shall not be resolved through the procedure described in Section 15.1 but shall be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

(b)    Any dispute, controversy or claim arising out of, relating to or in connection with the need to seek preliminary or injunctive measures or other equitable relief (e.g., in the event of a potential or actual breach of the confidentiality and non-use provisions in Article 11) shall not be resolved through the procedure described in Section 15.1 but shall be immediately brought in a court of competent jurisdiction.

15.4.Entire Agreement; Amendments. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of this Agreement and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.5.Bankruptcy.

(a)    All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by Exelixis to Sanofi-Aventis are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Exelixis agrees during the Term to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against Exelixis (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, Exelixis (in any capacity, including debtor-in-possession) and its successors and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

assigns (including a Title 11 Trustee) shall, at the election of Exelixis made within sixty (60) days after the commencement of the case (or, if no such election is made, immediately upon the request of Sanofi-Aventis) either (i) perform all of the obligations provided in this Agreement to be performed by Exelixis including, where applicable, providing to Sanofi-Aventis portions of such intellectual property (including embodiments thereof) held by Exelixis and such successors and assigns or otherwise available to them or (ii) provide to Sanofi-Aventis all such intellectual property (including all embodiments thereof) held by Exelixis and such successors and assigns or otherwise available to them.

(b)    If a Title 11 case is commenced by or against Exelixis and this Agreement is rejected as provided in Title 11 and Sanofi-Aventis elects to retain its rights hereunder as provided in Title 11, then Exelixis (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 Trustee) shall provide to Sanofi-Aventis all such intellectual property (including all embodiments thereof) held by Exelixis and such successors and assigns or otherwise available to them immediately upon Sanofi-Aventis’s written request therefor. Whenever Exelixis or any of its successors or assigns provides to Sanofi-Aventis any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 14.5, Sanofi-Aventis shall have the right to perform the obligations of Exelixis hereunder with respect to such intellectual property, but neither such provision nor such performance by Sanofi-Aventis shall release Exelixis from any such obligation or liability for failing to perform it.

(c)    All rights, powers and remedies of Sanofi-Aventis provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including Title 11) in the event of the commencement of a Title 11 case by or against Exelixis. Sanofi-Aventis, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under Title 11) in such event. The Parties agree that they intend the foregoing Sanofi-Aventis rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of Exelixis or any Third Party with whom Exelixis contracts to perform an obligation of Exelixis under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 14.5 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

15.6.Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.7.Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Exelixis:        Exelixis, Inc.
170 Harbor Way
P.O. Box 511
South San Francisco, CA 94083
Attention: Executive Vice President and General Counsel
With a copy to:    Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Marya A. Postner, Esq.
For Sanofi-Aventis:    Sanofi-Aventis
174 Avenue de France
75013 Paris, France
Attn: General Counsel

Furthermore, a copy of any notices required or given under Section 10.4(c) of this Agreement shall also be addressed as set forth in Section 10.4(c).
15.8.Maintenance of Records Required by Law or Regulation. Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon request.

15.9.Assignment.

(a)    Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other (such consent to not be unreasonably withheld, delayed or conditioned), except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights and/or obligations hereunder is obligated, by reason of operation of law or pursuant to a written agreement with the other Party, to assume performance of this Agreement or such rights and/or obligations; and provided, further, that if assigned to an Affiliate, the assigning Party shall remain jointly and severally responsible for the performance of this Agreement by such Affiliate. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.9(a) shall be null and void and of no legal effect.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    In the event that a Party is acquired by a Third Party (such Third Party, hereinafter referred to as an “Acquiror”), then the intellectual property of such Acquiror held or developed by such Acquiror (whether prior to or after such acquisition) shall be excluded from the intellectual property definitions under this Agreement, and such Acquiror (and Affiliates of such Acquiror which are not controlled by (as defined in Section 1.1) the acquired Party itself) shall be excluded from “Affiliate” solely for purposes of the applicable components of the intellectual property definitions herein, in all such cases if and only if: (a) the acquired Party remains a wholly-owned subsidiary of the Acquiror; (b) all intellectual property of the acquired Party and all research and development assets and operations of the acquired Party, in each case relating to Collaboration Compounds, remain with the acquired Party and are not transferred to the Acquiror or another Affiliate of the Acquiror; (c) the scientific and development activities with respect to Collaboration Compounds of the acquired Party and the Acquiror (if any) are maintained separate and distinct, and (d) there is no exchange of Confidential Information relating to Collaboration Compounds between the acquired Party and the Acquiror. For clarity, in the event that a Party is acquired by an Acquiror and each of the criteria described in subsections (a) through (d) is not satisfied, then the intellectual property of such Acquiror shall be included within the intellectual property definitions herein. Any permitted assignment shall be binding on the successors of the assigning Party.

15.10.Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.11.Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.12.Independence. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Exelixis and Sanofi-Aventis is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner.

15.13.No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

15.14.Construction of this Agreement. Except where the context otherwise requires, wherever used, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense. When used in this Agreement, “including” means “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement shall be

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

15.15.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.
[Signature page follows.]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their proper officers. The date that this Agreement is signed shall not be construed to imply that the document was made effective on that date.
Exelixis, Inc.

/s/ George Scangos
By: George A. SCANGOS, PhD
Title: President and Chief Executive Officer
Date: May 27, 2009

Sanofi-Aventis

/s/ Jérôme CONTAMINE
By: Jérôme CONTAMINE
Title: Executive Vice President, Chief Financial Officer
Date: May 27, 2009

/s/ Laurence DEBROUX
By: Laurence DEBROUX
Title: Senior Vice President, Chief Strategic Officer
Date: May 27, 2009

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.88

Selectivity Panel & Upstate Panel

“Selectivity Panel” means:
Protein kinases:
[ * ]

Optional:
[ * ] will provide [ * ] and [ * ] allowing to [ * ] these [ * ] at [ * ], in each case through [ * ] by the [ * ] after the [ * ], and in each case to the extent that provision of such [ * ] and [ * ] of such [ * ] does [ * ] the [ * ] of any [ * ] or would [ * ] a [ * ] to a [ * ].

Unwanted target:
[ * ]
The “Upstate Panel” should comprise [ * ], including the following:
[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.91

Target Potency Threshold

“Target Potency Threshold” means:
(a) for a [ * ], that such [ * ] and [ * ] the [ * ] of [ * ] with a [ * ] (“[ * ]”) of [ * ] than or equal to [ * ] ([ * ]);
(b) for a [ * ], that such [ * ] and [ * ] the [ * ] of [ * ] with an [ * ] of [ * ] than or equal to [ * ] ([ * ]);
(c) for a [ * ], that such [ * ] and [ * ] the [ * ] of: (i) [ * ] with an [ * ] of [ * ] than or equal to [ * ] ([ * ]); and (ii) [ * ] with an [ * ] of [ * ] than or equal to [ * ] ([ * ]);
(d) for a [ * ], that such [ * ] and [ * ] the [ * ] of: (i) [ * ] with an [ * ] of [ * ] than or equal to [ * ] ([ * ]); and (ii) [ * ] with an [ * ] of [ * ] than or equal to [ * ] ([ * ]);
(e) for a [ * ], that such [ * ] and [ * ] the [ * ] of: (i) [ * ] with an [ * ] of [ * ] than or equal to [ * ] ([ * ]); and (ii) [ * ] with an [ * ] of [ * ] than or equal to [ * ] ([ * ]); and
(f) for a [ * ], that such [ * ] and [ * ] the [ * ] of: (i) [ * ] with an [ * ] of [ * ] than or equal to [ * ] ([ * ]); (ii) [ * ] with an [ * ] of [ * ] than or equal to [ * ] ([ * ]); and (iii) [ * ] with an [ * ] of [ * ] than or equal to [ * ] ([ * ]).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.92

Target Specificity Threshold

“Target Specificity Threshold” means:
(a) for a [ * ], that such [ * ] demonstrates [ * ] against [ * ] as determined in the [ * ]; provided, however that:(i) [ * ] of the other [ * ] shall be [ * ] at an [ * ] below [ * ] in a [ * ], and (ii) [ * ] of the [ * ] included in the [ * ] shall be [ * ] at an [ * ] below [ * ];
(b) for a [ * ], that such [ * ] demonstrates [ * ] against [ * ] as determined in the [ * ], provided, however that:(i) [ * ] of the other [ * ] shall be [ * ] at an [ * ] below [ * ] in a [ * ], and (ii) [ * ] of the [ * ] included in the [ * ] shall be [ * ] at an [ * ] below [ * ];
(c) for a [ * ], that such [ * ]: (i) demonstrates [ * ] against [ * ] as determined in the [ * ]; and (ii) demonstrates [ * ] against [ * ] as determined in the [ * ]; provided, however that:(i) [ * ] of the other [ * ] shall be [ * ] at an [ * ] below [ * ] in a [ * ], and (ii) [ * ] of the [ * ] included in the [ * ] shall be [ * ] at an [ * ] below [ * ];
(d) for a [ * ], that such [ * ]: (i) demonstrates [ * ] against [ * ] as determined in the [ * ]; and (ii) demonstrates [ * ] against [ * ] as determined in the [ * ]; provided, however that:(i) [ * ] of the other [ * ] shall be [ * ] at an [ * ] below [ * ] in a [ * ], and (ii) [ * ] of the [ * ] included in the [ * ] shall be [ * ] at an [ * ] below [ * ];
(e) for a [ * ], that such [ * ]: (i) demonstrates [ * ] against [ * ] as determined in the [ * ]; and (ii) demonstrates [ * ] against [ * ] as determined in the [ * ]; provided, however that:(i) [ * ] of the other [ * ] shall be [ * ] at an [ * ] below [ * ] in a [ * ], and (ii) [ * ] of the [ * ] included in the [ * ] shall be [ * ] at an [ * ] below [ * ]; and
(f) for a [ * ], that such [ * ]: (i) demonstrates [ * ] against [ * ] as determined in the [ * ]; (ii) demonstrates [ * ] against [ * ] as determined in the [ * ]; provided, however that:(i) [ * ] of the other [ * ] shall be [ * ] at an [ * ] below [ * ] in a [ * ], and (ii) [ * ] of the [ * ] included in the [ * ] shall be [ * ] at an [ * ] below [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 2.2

Research Plan

1. Introduction

The collaboration is aimed at the discovery, optimization and advancement of [ * ] of [ * ]) for use in the treatment of cancer patients harboring tumors with specific [ * ]. Up to [ * ] different [ * ] are envisaged: [ * ]. The objective of the collaboration is to advance [ * ] compounds as [ * ] (“[ * ]”) and to submit [ * ] for [ * ], at least one of which is [ * ].

As of the Effective Date, both Exelixis and Sanofi-Aventis have [ * ] in this area: Exelixis is [ * ] and [ * ]; while Sanofi-Aventis is [ * ] and [ * ]. The Parties desire to [ * ] their respective [ * ] and work collaboratively as outlined in the general schematic shown below. Briefly, each Party would work [ * ] to [ * ] to the point that [ * ] are [ * ] for [ * ]. Following [ * ] of a series for [ * ] by the [ * ], the Parties would work [ * ] on the [ * ] of the [ * ]. The [ * ] would regularly review progress of the [ * ] and as appropriate, [ * ] fully [ * ] as [ * ] for [ * ] for review and decision by the applicable [ * ] committee. [ * ] development activities ([ * ] to [ * ]) would be collaborative with the [ * ] of [ * ] determined by [ * ] and the [ * ]. In order to facilitate rapid advancement into the [ * ], the Party to be responsible for [ * ] development would be determined immediately following advancement of a [ * ] into [ * ]. At the completion of [ * ] activities the [ * ] will be responsible for a [ * ] recommendation for [ * ] that, in the case of a [ * ] recommendation, will be reviewed and decided upon by the applicable [ * ] committee.

The [ * ] of [ * ], [ * ] at each step and [ * ] of the collaboration are discussed in more detail in the Sections below and outlined in the following diagram:

[*]

2. Lead Discovery

During the [ * ], each Party shall use [ * ] to [ * ] and [ * ] of its [ * ] to [ * ] and [ * ].

The Pre-Lead Nomination Criteria encompass the following:

Biochemical [ * ]	< [ * ]
Biochemical [ * ]	> [ * ] for [ * ] vs the [ * ] of the [ * ]
[ * ] assay [ * ]	<[ * ]
[ * ] profile established	[ * ]; [ * ]; [ * ] in multiple [ * ];
[ * ] profile	[ * ] calculated
Exploratory [ * ]	[ * ] and [ * ] compounds

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3. Lead Nomination

The Lead Compound Nomination Criteria encompass the following ([ * ] may waive certain criteria):

Biochemical [ * ] [ * ] measurements for selected compounds to be [ * ] for [ * ].	<[ * ] [ * ] [ * ] (including on [ * ], notably [PI3Ka])
Biochemical [ * ]	> [ * ]and >[ * ] for [ * ] vs [ * ] of >[ * ] ([ * ]) and >[ * ] vs the [ * ] and/or [ * ], depending on the [ * ] profile
[ * ] assay [ * ]	<[ * ]
[ * ]	[ * ] with primary [ * ]
[ * ] profile established	[ * ]; [ * ]; [ * ], [ * ]; [ * ], [ * ] in multiple [ * ]; [ * ] ID, [ * ] ([ * ]), [ * ], [ * ], [ * ] stability
[ * ] profile	[ * ] vs [ * ] or [ * ]
[ * ] profile	Measured for [ * ] of [ * ] ([ * ], [ * ], [ * ])
Exploratory [ * ]	[ * ] established; [ * ] plan in place
[ * ] complete	Route to [ * ] a [ * ]
[ * ] assays	Plan in place

4. Lead Optimization

Lead Optimization Responsibilities for a Lead Compound encompass the following:

Activity	Major Responsible Party
[ * ] Chemistry -[ * ]	[ * ]
[ * ] chemistry [ * ]	[ * ]
Biochemical [ * ]	[ * ]
[ * ] assays	[ * ]
[ * ] biology	[ * ]
In vitro [ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5. Development Candidate Nomination

The Development Candidate Nomination Criteria and documentation encompass the following, ([ * ] may waive certain criteria):

Pharmacology	To be documented by the Parties	Nomination Criteria
In vitro [ * ]	[ * ] on >[ * ] ([ * ]); [ * ] on [ * ]	[ * ] effect
Cellular [ * ]	[ * ] linked to [ * ] of [ * ]
Cellular [ * ] assays	[ * ] of [ * ] of different [ * ]
In vivo [ * ] ([ * ])	[ * ] response and [ * ] of action; [ * ] modeling
[ * ] models	Multiple [ * ] models - impact of [ * ]
In vitro [ * ]
[ * ] profile	[ * ] and [ * ]. [ * ] ([ * ])	[ * ]: [ * ]>[ * ] or [ * ]>[ * ]. [ * ]: [ * ]> [ * ]
[ * ] for [ * ]	[ * ]; [ * ]; [ * ]	[ * ] mRNA expression in [ * ]: [ * ]<[ * ]. [ * ] in [ * ] : [ * ]>[ * ]
[ * ] metabolism	[ * ], in vitro [ * ]	[ * ] in [ * ] < [ * ] [ * ]<[ * ], [ * ]<[ * ]
[ * ] clearance	[ * ]	[ * ][ * ]
[ * ] stability	Multiple [ * ]
In vitro [ * ]	[ * ]
[ * ]	[ * ] or [ * ]
[ * ] interaction	[ * ]
Pharmacokinetics
[ * ] profile ([ * ])	[ * ]; [ * ]
[ * ] from [ * ] and [ * ] of [ * ]	[ * ]	[ * ][ * ] for [ * ] route
[ * ]	[ * ]
[ * ] and [ * ] distribution	[ * ]
In vivo [ * ]	[ * ]
In vivo [ * ]	[ * ]
Safety Studies
[ * ] interaction	[ * ]	[ * ]: [ * ]>[ * ]
[ * ] safety	[ * ]	[ * ] or [ * ] issue
[ * ] potential	[ * ]	[ * ]
[ * ] study	[ * ]; [ * ] and [ * ]
Medicinal Chemistry
[ * ]	[ * ]
[ * ] route	[ * ]; route [ * ] for [ * ]
[ * ]	[ * ] screen; [ * ] screen	[ * ] defined
Analytical Chemistry
[ * ] characterization	[ * ]
[ * ] analysis	[ * ]
[ * ]	[ * ]
[ * ]	[ * ] dependence; multiple [ * ]
[ * ] characterization	[ * ]
[ * ] conditions	[ * ] to [ * ]
[ * ] properties	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6. Preclinical Development

The applicable Party shall conduct, or arrange to have conducted, the following studies (and associated [ * ] and [ * ] activities) and activities:

[ * ] Studies

•	[ * ] and [ * ] in at least one [ * ] ([ * ] or [ * ]), to [ * ] a [ * ]

•	[ * ] study in a [ * ]

[ * ] Studies

•	[ * ] and [ * ] studies in a [ * ] (typically [ * ]) and a [ * ] (typically [ * ])

•	[ * ] and [ * ] studies in a [ * ] and a [ * ] (usually [ * ])

•	[ * ] studies: in vitro [ * ] ([ * ] and [ * ]) [ * ] and in vitro [ * ] studies (typically [ * ])

•	[ * ] study [ * ]: [ * ] evaluation in [ * ]; [ * ] function evaluation in [ * ]; [ * ] function evaluation ([ * ]) in a [ * ]

[ * ]-related activities according to Section [ * ]

7. IND Submission

The IND Submission Criteria encompass the following:

•	[ * ] and [ * ] at [ * ] levels

•	[ * ] determined in [ * ] in [ * ] and [ * ] studies. Studies are completed and draft [ * ] reports are available.

•	[ * ] studies ([ * ], [ * ] and [ * ]) are complete and draft [ * ] reports are available.

•	[ * ] profile provides guidance for [ * ] and suggests that [ * ] can be [ * ].

•	[ * ] support [ * ] for [ * ].

•	The [ * ] profile of the [ * ] is [ * ] with respect to a [ * ] understanding of [ * ], [ * ], [ * ] and [ * ].

•	Availability of [ * ] according to [ * ] at the time of [ * ].

•	A [ * ] plan and protocol exist for the [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 2.3(b)(i)

[ * ] Compounds [ * ] as of the Effective Date

[ * ] compounds

[ * ]-04611890
[ * ]-01290274
[ * ]-04611808
[ * ]-04213828

[ * ] compounds

[ * ]-04512054
[ * ]-04611816
[ * ]-04611805
[ * ]-04611872
[ * ]-04611646

[ * ] compounds (series 1)

[ * ]-04610198
[ * ]-04610618
[ * ]-04611745
[ * ]-04609480
[ * ]-04610450
[ * ]-04610270
[ * ]-04610459
[ * ]-04610622
[ * ]-04609663
[ * ]-04610592
[ * ]-04610478
[ * ]-04610228
[ * ]-04610262
[ * ]-04608102
[ * ]-04609577
[ * ]-04609123
[ * ]-04609120
[ * ]-04609496
[ * ]-04610480
[ * ]-04609152
[ * ]-04609264
[ * ]-04609151
[ * ]-04607544
[ * ]-04610479
[ * ]-04607555

[ * ] compounds (Series 2)

[ * ]-04611799

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[ * ]-04495312
[ * ]-04606974
[ * ]-04611626
[ * ]-04574291
[ * ]-04601298
[ * ]-04603843
[ * ]-04574312
[ * ]-04610615
[ * ]-04601297
[ * ]-04604475
[ * ]-04607882
[ * ]-04605260
[ * ]-04574311
[ * ]-04607300
[ * ]-04611793
[ * ]-04611627
[ * ]-04610617
[ * ]-04611229
[ * ]-04611739
[ * ]-04611244
[ * ]-04611775

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 2.3(b)(ii)

[ * ] Compounds [ * ] as of the Effective Date

Series 1a: [ * ]218833
Series 1b: [ * ]215593 (and [ * ]216504, [ * ]215911, [ * ]209314)
Series 2a: [ * ]212312 (and [ * ]207651, [ * ]212298)
Series 2b: [ * ]213323 (and [ * ]209624, [ * ]212215)
Series 2c: [ * ]222544

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 5.2(d)
Form of [ * ] Development Report

Period: MM/YY - MM/YY
1. Planned Development and Regulatory Timelines:

Collaboration Compound	Indication	Line	Planned Phase II initiation (MM/YY)	Planned Phase III initiation (MM/YY)	Planned 1st Regulatory Filing (MM/YY)

2. Development Updates:

Collaboration Compound	Indication	Line	Phase	New / Ongoing Trial?

3. Phase III Updates:

Collaboration Compound	Indication	Line	Phase 3 Trial Results	Filing Decision (Y/N)

4. Regulatory Updates:

Collaboration Compound	Indication	Line	Regulatory Status (Filed, Approved)			Major changes in Regulatory Status during Period
			US	Europe	ROW

5. Explanation for any deviation from Planned Development and Regulatory Timelines

Collaboration Compound	Indication	Line	Comments

6. Publication Updates:

Compound	Indication	Line	Publication Reference

7. Explanation for any safety events leading to label changes or Product withdrawal from market(s)

Compound	Comments

8. Manufacturing Update (Clinical & Commercial)

Compound	Comments

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 6.3
Form of Trademark License
Trademark License Agreement

This Trademark License Agreement (“Agreement”), effective as of _____________, (the “Effective Date”), is entered into by and between Exelixis, inc., a Delaware corporation, having its principal place of business at 170 Harbor Way, P.O. Box 511, South San Francisco, California (hereafter “Exelixis” or “Licensor”), and Sanofi-Aventis, a French company, having an address at 174, Avenue de France, 75013 Paris, France (hereafter “Sanofi-Aventis” or “Licensee”).
Whereas, Exelixis and Sanofi-Aventis entered into a Collaboration Agreement executed as of [ * ] (the “Collaboration Agreement”) for the purposes of researching, developing and commercializing certain products; and
Whereas Licensor currently owns certain corporate name and logo marks, and desires to license the use of said marks to Licensee pursuant to the restrictions set forth below; and
Whereas, Licensee desires authorization from Licensor to use the marks in the Territory pursuant to the restrictions set forth below;
Now Therefore, the Parties agree as follows:

1.	Definitions
Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement. If a capitalized term is not defined in this Article 1 or in the text of this Agreement, and that capitalized term is defined within the License Agreement, the definition as set forth in the Collaboration Agreement shall apply.
“Commercialization” shall mean to promote, market, distribute, sell (and offer for sale or contract to sell) or provide product support for a Product, including by way of example: (a) detailing and other promotional activities in support of a Product; (b) advertising and public relations in support of a Product, including market research, development and distribution of selling, advertising and promotional materials, field literature, direct-to-consumer advertising campaigns, media/journal advertising, and exhibiting at seminars and conventions; (c) developing reimbursement programs and information and data specifically intended for national accounts, managed care organizations, governmental agencies (e.g., federal state and local), and other group purchasing organizations, including pull-through activities; (d) co-promotion activities

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

not included in the above; (e) conducting Medical Education Activities and journal advertising; and (f) conducting Phase IV Clinical Trials.
“Major European Countries” shall mean France, Germany, Spain, Italy, and the United Kingdom.
“Marks” shall mean the Exelixis marks set forth in Schedule A to this Agreement, as such schedule may be amended from time to time pursuant to Section 7.1.
    “Product” shall have the meaning set forth in the Collaboration Agreement.
“Term” shall have the meaning set forth in Section 4.1.
“Territory” shall mean [ * ], and any and all [ * ].
“Third Party” shall mean any entity other than: (a) Exelixis; (b) Sanofi-Aventis; or (c) an Affiliate of either Party.

2.	License Grant.

2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee for the Term a nonexclusive, sublicensable (solely in accordance with Section 5.3), nonassignable (except as set forth in Section 7.2), and royalty-free license to use the Marks throughout the Territory solely in connection with the Commercialization of the Products to identify Exelixis as the licensor of the Products, provided that such use of the Marks satisfies all provisions of Section 2.2 and Article 3.

2.2 Compliance. The Marks may only be used on Products that are Commercialized in accordance with applicable law and current pharmaceutical industry standards of quality, including the terms of all applicable Regulatory Approvals.

3.Use and Display of Trademarks.

3.1     Licensee shall use the Marks on labels, packaging and promotional/marketing materials for or in connection with the Products provided that and only so long as such use complies with applicable laws and market practice in the country of use.

3.2     Licensee shall be obligated to display the Marks [ * ] on the [ * ] labels or on [ * ] and [ * ] material used in connection with the Commercialization of the Product. The display of the Marks on the aforementioned packaging labels or marketing and promotional material shall be [ * ] the [ * ] of [ * ] as [ * ] of the [ * ] and [ * ] shall [ * ] have [ * ] its [ * ] to [ * ] the [ * ] to the [ * ] such [ * ] is made and the [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or [ * ] on the [ * ] labels and material, provided however that Licensee shall not display the Marks in such a manner to suggest that any party (including Licensee) other than Licensor owns the Marks.

3.3     In the event of an uncured material breach of the License Agreement by Licensor, or any bankruptcy or insolvency of Licensor, this Agreement (including the license set forth in Section 2.1) shall remain in effect but Licensee shall no longer be obligated pursuant to the preceding Section to continue using any of the Marks

3.4    Licensee shall use the Marks upon or in relation to the Products only in such manner where the distinctiveness, reputation, and validity of the Marks shall not be impaired. Without prejudice to the generality of the foregoing, Licensee shall ensure in particular that the Marks are correctly spelled, and that any text, graphics, or designs adjacent to the Marks do not put the Marks or Licensor in a negative or derogatory light. Licensee shall provide Licensor with proposed Product packaging and corresponding marketing materials prior to publication or shipment of any Product under the Marks.

4.Term and Termination of Agreement.

4.1    The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force until the expiration or termination of the Collaboration Agreement, unless earlier terminated pursuant to the terms and conditions of this Agreement or pursuant to the mutual written agreement of Licensor and Licensee.

4.2    In the event of a partial termination of the Collaboration Agreement, where the Collaboration Agreement is terminated only in respect to certain Products or certain countries within the Territory, this Agreement shall terminate with respect to those Products and countries in the Territory for which the Collaboration Agreement terminated and this Agreement shall remain in effect with respect to those Products or countries in the Territory which continue to be governed by the Collaboration Agreement.

4.3    In the event of Licensee committing a material breach of any of the terms of this Agreement and failing to rectify same within [ * ] of receiving written notification of such breach from Licensor, Licensor shall have the right to terminate this Agreement upon written notice to Licensee.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.4    Licensor shall also have the right to terminate this Agreement upon written notice to Licensee if, in Licensor’s reasonable discretion, Licensee's use of the Marks tarnishes, blurs, or dilutes the quality associated with the Marks or the associated goodwill and Licensee fails to rectify same within [ * ].

4.5    In the event of termination of this Agreement, the following provisions of this Agreement shall survive: Article 6; and Sections 7.4 and 7.10. In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

5.Licensor’s Exclusive Interest in the Marks.

5.1    Licensor hereby warrants to Licensee that Licensor is the owner of the Marks and retains all rights, title and interest in and to the Marks. This Agreement does not grant to Licensee any proprietary right of any of Licensor’s Marks, other than use of the Marks as set forth in this Agreement.

5.2    In the event that management or in-house counsel for Licensee becomes aware of a suspected infringement of a Mark by a Third Party, Licensee shall notify Licensor promptly in writing. Licensee shall provide the same level of disclosure to Licensor’s in-house counsel concerning suspected infringement of a Mark as Licensee would provide to its own in-house counsel with respect to suspected infringement of its own mark. As between the Parties, Licensor shall have the sole right, but shall not be obligated, to bring an action with respect to such suspected infringement at its own expense, in its own name and entirely under its own direction and control.

5.3    In the event that Licensee grants to a Third Party a sublicense of its rights under the Collaboration Agreement to Commercialize one or more Products in one or more countries in the Territory, Licensee shall enter into a sublicense agreement with such Third Party (the “Sublicensee”) that grants the Sublicensee a sublicense of the Licensee’s rights pursuant to Section 2.1 with respect to such Products in such countries in the Territory. Each such sublicense agreement shall be under the same terms and conditions as this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.4    Licensee agrees that it will take no action adverse to or inconsistent with Licensor’s ownership of the Marks, including without limitation seeking to register any of the Marks in the Territory, or opposing, disputing, or assisting others in opposing or disputing Licensor’s ownership of the Marks in any way.

5.5    Licensee acknowledges that all use of the Marks and all rights and goodwill attached to or arising out of such use, shall accrue to the benefit of Licensor. Licensee shall at any time, whether during or after the Term, execute any documents that shall reasonably be required by Licensor to confirm Licensor’s ownership of the Marks.

6.Governing Law; Venue.

6.1    This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York, without regard to conflict of law rules.

6.2    Unless otherwise set forth in this Agreement, in the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of the Agreement, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Party’s respective Executive Officers. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within [ * ] after such notice, such Executive Officers shall meet for attempted resolution by good faith negotiations. If such Executive Officers are unable to resolve such dispute within [ * ] of their first meeting for such negotiations, either Party may seek to have such dispute resolved in any U.S. federal or state court of competent jurisdiction and appropriate venue; provided, that if such suit includes a Third Party claimant or defendant, and jurisdiction and venue with respect to such Third Party appropriately resides outside the U.S., then in any other jurisdiction or venue permitted by applicable law; and further provided, that any dispute, controversy or claim arising out of, relating to or in connection with any Mark shall be submitted to a court of competent jurisdiction in the territory in which such Mark were granted or arose.

7.Miscellaneous.

7.1 Entire Agreement; Amendments. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the Marks and supersedes and terminates all prior agreements and understandings between the Parties with respect thereto. For clarity, this Agreement satisfies

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the obligations set forth in Section 6.3 of the Collaboration Agreement to enter into a Trademark License Agreement but does not supersede or terminate any portion of the Collaboration Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. Notwithstanding the foregoing, and subject to Section 6.3 (d) of the Collaboration Agreement, Licensor may revise Schedule A upon written notice to Licensee.

7.2 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other (such consent to not be unreasonably withheld, delayed or conditioned), except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to all or substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights and/or obligations hereunder is also the permitted successor or assignee of such Party’s rights and obligations pursuant to the Collaboration Agreement and is obligated, by reason of operation of law or pursuant to a written agreement with the other Party, to assume performance of this Agreement or such rights and/or obligations; and provided, further, that if assigned to an Affiliate, the assigning Party shall remain jointly and severally responsible for the performance of this Agreement by such Affiliate. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 7.2 shall be null and void and of no legal effect.

7.3 Mutual Authority. Each Party represents and warrants to the other Party as of the Effective Date that: (a) it has the authority and right to enter into and perform this Agreement, (b) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights, and (c) its execution, delivery and performance of this Agreement shall not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

7.4 Confidentiality. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be “Confidential Information” and the Parties shall have the rights and obligations with respect thereto that are set forth in Article 11 of the Collaboration Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties pursuant to the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Collaboration Agreement and the Parties shall have the rights and obligations with respect thereto that are set forth in Article 11 of the Collaboration Agreement with respect to the terms of the Collaboration Agreement.

7.5 Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Exelixis:    Exelixis, Inc.
249 East Grand Avenue
P.O. Box 511
So. San Francisco, CA 94083-0511
Attention: EVP, General Counsel
Fax:
With a copy to:    Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Marya Postner, Esq.
For Sanofi-Aventis:    Sanofi-Aventis
174 Avenue de France
75013 Paris, France
Attention: EVP, General Counsel

Fax: +33.1.53.77.43.03

7.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

7.7 Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.8 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

7.9 Construction of this Agreement. Except where the context otherwise requires, wherever used, the use of any gender shall be applicable to all genders, and the word “or” are used in the inclusive sense. When used in this Agreement, “including” means “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement shall be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, any records required by this Agreement, any correspondence between the Parties, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

7.10 Indemnities.

7.10.1    Subject to Section 7.10.2, each Party hereby agrees to indemnify, defend and hold harmless the other Party, its Affiliates, and their respective directors, employees and agents from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) to the extent such Losses result from any: (a) breach of warranty by the indemnifying Party contained in the Agreement; (b) breach of the Agreement or applicable law by such indemnifying Party; (c) negligence or willful misconduct of the indemnifying Party, its Affiliates or (sub)licensees, or their respective directors, employees and agents in the performance of the Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by it to a Third Party (including misappropriation of trade secrets).

7.10.2     As used herein, “Indemnitee” shall mean a party entitled to indemnification under the terms of Section 7.10.1. A condition precedent to each Indemnitee’s right to seek indemnification under

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such Section 7.10.1 is that such Indemnitee shall: (a) inform the indemnifying Party under such applicable Section of a Loss as soon as reasonably practicable after it receives notice of the Loss; (b) if the indemnifying Party acknowledges that such Loss falls within the scope of its indemnification obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Loss (including the right to settle the claim solely for monetary consideration); provided, that the indemnifying Party shall seek the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of any such Indemnitee as to any settlement which would materially diminish or materially adversely affect the scope or duration of any Marks licensed under this Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would effect an amendment of this Agreement; and (c) fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Loss.
Provided that an Indemnitee has complied with all of the conditions described in subsections 7.10.2(a) - (c), as applicable, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Loss. Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Loss using attorneys of the Indemnitee’s choice and at the Indemnitee’s expense. In no event may an Indemnitee settle or compromise any Loss for which the Indemnitee intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party, or the indemnification provided under such Section 7.10.1 as to such Loss shall be null and void.

7.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.

Signature page follows.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their proper officers.

For and On Behalf of Licensor
Exelixis, Inc.
By:        _________________________________________
Print Name:     _________________________________________
Title:        _________________________________________

For and On Behalf of Licensee
Sanofi-Aventis
By:        _________________________________________
Print Name:    _________________________________________
Title:        _________________________________________

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule A to Trademark License Agreement

The Marks

Mark	App. No. / Reg. No.	Class
EXELIXIS [United States]	Reg. No. 2,823,801	005
EXELIXIS [United States]	App. No. 77/558,426	042
	Reg. No. 2,824,097	5
Old Exelixis Logo [United States]
	Reg. No. 2,332,528	42
Old Exelixis Logo [United States]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

	App. No. 77/284,507	005
New Exelixis Logo [United States]
	App. No. 77/284,531	042
New Exelixis Logo [United States]
EXELIXIS [European Union]	Reg. No. 002607802	001 005 042
EXELIXIS [European Union]	Reg. No. 001243831	016 041 042
	Reg. No. 3006772	001 005 042
Old Exelixis Logo [European Union]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXELIXIS [Japan]	Reg. No. 4599309	005
	Reg. No. 4693262	005
Old Exelixis Logo [Japan]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 7.2
Quality Responsibilities Relating to Development Candidates
This Quality Letter (the “Letter”) is made and entered into as of ___________ [__], 2009 (the “Execution Date”) by and between Exelixis, Inc., a Delaware corporation having an address at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 (“Exelixis”), and Sanofi-Aventis, a French company, having an address at 174, Avenue de France, 75013 Paris, France (“Sanofi-Aventis”). Exelixis and Sanofi-Aventis are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

The Parties have entered into a Collaboration Agreement (the “Agreement”) effective as of the Effective Date regarding the Collaboration Compounds. In connection with the Agreement, this Letter is intended to set forth the Parties’ mutual understandings with respect to certain quality and Manufacturing responsibilities with respect to: (A) the lots of drug substance for the Exelixis Clinical Trials under Section 7.2 of the Agreement (each hereinafter referred to as a “Drug Substance Lot”); and (B) the lots of finished drug product for the Exelixis Clinical Trials under Section 7.2 of the Agreement (each hereinafter referred to as a “Drug Product Lot”). Specifically, each of the Parties hereby agrees to assume the responsibilities corresponding to such Party as set forth on Schedule A hereto. Any capitalized terms used in this Letter that are not otherwise defined herein shall have the meanings given to them in the Agreement.

In Witness Whereof, the Parties have executed this Letter in duplicate originals by their proper officers. The date that this Letter is signed shall not be construed to imply that the document was made effective on that date.

Sanofi-Aventis                Exelixis, Inc.
By: __________________________        By: _________________________
Title: __________________________    Title: _________________________
Date: __________________________    Date: _________________________

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE A
[

Party Responsible
		[ * ]	[ * ]
QUALITY RESPONSIBILITIES and REQUIREMENTS for the DRUG PRODUCT LOTS AND DRUG SUBSTANCE LOT
1
[ * ] shall ensure that [ * ] have [ * ] all of the [ * ] and [ * ] in accordance with [ * ].

[ * ] shall obtain a [ * ] from each [ * ] and [ * ] that ensures the [ * ] and [ * ] have been [ * ] for [ * ] and [ * ].
[ * ]
2
[ * ] shall maintain [ * ] of any [ * ] to [ * ] or [ * ] the [ * ] and [ * ].

[ * ] shall ensure that [ * ] have [ * ] and [ * ] the [ * ] and the [ * ] in compliance with appropriate [ * ] requirements.

3	[ * ] and [ * ] have [ * ] the [ * ] (“[ * ]”).
4	[ * ] shall ensure that the [ * ] and [ * ] are [ * ] in accordance with [ * ] by maintaining [ * ] over [ * ].
5	[ * ] shall [ * ] the [ * ] and the [ * ], or have them [ * ], to [ * ] in such a manner to ensure [ * ] and [ * ] is [ * ].
6
For each of the [ * ], [ * ] shall provide [ * ] of [ * ] and related [ * ] for the [ * ] and [ * ] of the [ * ] (including [ * ] and associated [ * ], if applicable) along with a [ * ] and a statement from [ * ] indicating that the [ * ] have been [ * ] and [ * ] in compliance with [ * ].

7
For the [ * ], [ * ] shall provide [ * ] with a [ * ] of the [ * ] of the [ * ] and [ * ], and related [ * ] for the [ * ] of the [ * ] (including [ * ] and associated [ * ], if applicable) along with a [ * ] and a statement from [ * ] indicating that the [ * ] has been [ * ] and [ * ] in compliance with [ * ].

8	[ * ] shall [ * ] and [ * ] the [ * ] in accordance with the [ * ].
9	[ * ] shall [ * ] the [ * ] and related [ * ], along with the [ * ], and shall [ * ] the [ * ] on [ * ] the [ * ] and [ * ] shall be [ * ] and [ * ].
10
Subject to the [ * ] of applicable [ * ], [ * ] shall have the [ * ] to [ * ] (or any [ * ] by [ * ]) where the [ * ] and the [ * ] were [ * ], [ * ] and [ * ] on any [ * ] upon [ * ] to [ * ], provided that the [ * ] does not [ * ] with the [ * ] at the [ * ] and is [ * ] with the [ * ]. During any such [ * ], [ * ] and [ * ] shall have the [ * ] to [ * ] and [ * ] the [ * ], [ * ] and [ * ].

11	[ * ] shall only [ * ] who have been [ * ] and [ * ] by [ * ].

In the case where [ * ] supplies [ * ] or [ * ] for the [ * ], sections [ * ] and [ * ] would apply, and the section [ * ] and [ * ] would not apply.

In the case where [ * ] supplies [ * ] or [ * ] for the [ * ] of such [ * ] or [ * ], then [ * ] sections [ * ] would apply.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 7.3(a)

Information to be included for Transfer of Manufacturing Technology

Copy of [ * ] (and related [ * ] of [ * ]) concluded with [ * ] (“[ * ]”) that are [ * ] the [ * ] for which the [ * ] is being [ * ].

With respect to the [ * ]:
- Chemical [ * ]
- [ * ] of [ * ]
- [ * ] data
- [ * ] methods supporting the [ * ]
- [ * ] report
- [ * ] methods & specifications of [ * ]
- [ * ] data ([ * ] and [ * ])
- [ * ] of [ * ] and [ * ] of [ * ] with [ * ]
- [ * ] and relevant [ * ] from [ * ]
- [ * ] with [ * ] (if applicable)
- Reports ([ * ], [ * ] & [ * ].)
- [ * ] ([ * ].)

 With respect to the [ * ]:
- [ * ] data
- [ * ] Data Sheet
- [ * ] classification / [ * ]
- [ * ] with [ * ] status of [ * ] / [ * ] / [ * ] for [ * ] supplies and [ * ]
- [ * ] methods & specifications including [ * ] method
- [ * ] data ([ * ] and [ * ])
- [ * ] and relevant [ * ]
- [ * ] /[ * ] with [ * ] (if applicable)
- Reports ([ * ], [ * ] & [ * ].)
- [ * ] ([ * ], [ * ].)

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 11.4

Exelixis Press Release

Contact
Charles Butler
Executive Director, Corporate Communications & Investor Relations
Exelixis, Inc, San Francisco
650-837-7277
cbutler@exelixis.com

EXELIXIS AND SANOFI-AVENTIS SIGN GLOBAL LICENSE AGREEMENT FOR XL147 & XL765 AND LAUNCH BROAD COLLABORATION FOR DISCOVERY OF PI3K INHIBITORS

-Exelixis receives $140 million upfront payment and guaranteed research funding-

Paris, France and South San Francisco, CA - May XX, 2009 -- Sanofi-aventis (EURONEXT: SAN and NYSE: SNY) and Exelixis, Inc. (Nasdaq: EXEL) today announced a global license agreement for XL147 and XL765 and a broad collaboration for the discovery of inhibitors of phosphoinositide-3 kinase (PI3K) for the treatment of cancer. Activation of the PI3K pathway is a frequent event in human tumors, promoting cell proliferation, survival, and resistance to chemotherapy and radiotherapy. Under the license, Sanofi-aventis will have a worldwide exclusive license to XL147 and XL765, which are currently in phase 1 and phase 1b/2 clinical trials, and will have sole responsibility for all subsequent clinical, regulatory, commercial and manufacturing activities. Exelixis will participate in conducting ongoing and potential future clinical trials and manufacturing activities.

Under the discovery collaboration, Exelixis and Sanofi-aventis will combine efforts in establishing several pre-clinical PI3K programs and jointly share responsibility for research and preclinical activities related to isoform-selective inhibitors of PI3K. Sanofi-aventis will have sole responsibility for all subsequent clinical, regulatory, commercial and manufacturing activities of any products arising from the collaboration; however, Exelixis may be responsible for conducting certain clinical trials.

Sanofi-aventis will pay Exelixis a combined upfront cash payment of $140 million under the license and collaboration. Exelixis will also receive guaranteed research funding of $21 million over a three year research term under the collaboration. For both the license and the collaboration, Exelixis will be eligible to receive development, regulatory and commercial milestones of over $1 billion in the aggregate, as well as royalties on sales of any products commercialized under the license and collaboration.

“Sanofi-aventis has a track record of success in commercializing innovative cancer therapies and is deeply committed to advancing the care of cancer patients,” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “We believe that their expertise and resources will enable us to move aggressively in advancing the development of XL147 and XL765 and other potential PI3K inhibitors. The data generated to date in the XL147 and XL765 clinical programs suggest that these compounds may have utility in treating diverse cancers. Sanofi-aventis

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and Exelixis are committed to realizing the full potential of these compounds and other PI3K inhibitors to provide cancer patients with new treatment options.”

The effectiveness of the license agreement is subject to antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary regulatory approvals.

Oral Presentations
Clinical data from the phase 1 trials of XL147 and XL765 will be presented at the American Society of Clinical Oncology Annual Meeting, which will be held from May 29 to June 2, 2009 in Orlando, Florida:

•
“Phase 1 dose-escalation study of XL147, a PI3K inhibitor administered orally to patients with solid tumors” will be presented on Monday, June 1, 2009, starting at 1:30 p.m. local time (Abstract #3500)

•
“A Phase 1 dose-escalation study of the safety, pharmacokinetics (PK) and pharmacodynamics of XL765, a PI3K/TORC1/TORC2 inhibitor administered orally to patients (pts) with advanced solid tumors” will be presented on Monday, June 1, 2009 starting at 2:00 p.m. local time (Abstract #3502)

XL147 and XL765 target PI3K, which plays an important role in cell proliferation and survival. Activation of the PI3K pathway is a frequent event in human tumors, promoting cell proliferation, survival, and resistance to chemotherapy and radiotherapy. XL765 also inhibits the mammalian target of rapamycin (mTOR), which can be activated via upregulation of PI3K, or via PI3K-independent mechanisms. mTOR is frequently activated in human tumors, and plays a central role in tumor cell proliferation.

About Sanofi-aventis
Sanofi-aventis, a leading global pharmaceutical company, discovers, develops and distributes therapeutic solutions to improve the lives of everyone. Sanofi-aventis is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY).

About Exelixis
Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 3, phase 2, and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, GlaxoSmithKline, Genentech, Boehringer Ingelheim, Wyeth Pharmaceuticals, and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

[FLS to be inserted by legal]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 11.4
Sanofi-Aventis Press Release

Sanofi-aventis and Biotechnology company Exelixis enter into an Exclusive Global Alliance for Novel Targeted Oncology Therapies

- Alliance includes a Global License Agreement for XL147 & XL765 and an Exclusive Collaboration for discovery of PI3K Inhibitors -

Paris, France - May 28, 2009 - Sanofi-aventis (EURONEXT: SAN and NYSE: SNY) and Exelixis, Inc. (Nasdaq: EXEL) announced today a global license agreement for XL147 and XL765 and an exclusive collaboration for the discovery of inhibitors of phosphoinositide-3 kinase (PI3K) for the management of solid malignancies. Activation of the PI3K pathway is a frequent event in human tumors, promoting cell proliferation and cell survival, as well as resistance to chemotherapy and radiotherapy.

Under the license agreement, sanofi-aventis will have an exclusive worldwide license to XL147, an oral PI3K inhibitor, and XL765, an oral dual inhibitor of PI3K and mTOR (mammalian target of rapamycin); both are currently in phase 1 clinical trials. Sanofi-aventis will have sole responsibility for all subsequent clinical, regulatory, manufacturing and commercial activities. Exelixis will participate in ongoing and potential future clinical trials.

Under the exclusive discovery collaboration, sanofi-aventis and Exelixis will combine research efforts to establish several preclinical programs related to isoform-selective inhibitors of PI3K. Sanofi-aventis will have sole responsibility for all subsequent clinical, regulatory, commercial and manufacturing activities of the products that result from the collaboration. However, Exelixis may be responsible for conducting certain clinical trials.

“We are very excited about integrating such novel targeted therapies with high therapeutic potential in our portfolio,” said Marc Cluzel, Senior Vice-President R&D, sanofi-aventis. “We look forward to combining our efforts with Exelixis to develop innovative drugs in the best interest of patients suffering from cancers. This alliance is aligned with our strategy to create value through strategic partnerships that deliver new therapeutic options”.

Under the terms of the agreements, sanofi-aventis will pay Exelixis an upfront cash payment as well as development and regulatory milestone payments that could reach over $1 billion in aggregate for existing and future programmes under both agreements. In addition, Exelixis will be entitled to receive royalties and commercial milestones on sales when products are commercialized.

The license agreement is subject to antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

***
About PI3K inhibitors

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The phosphoinositide-3-kinase (PI3K) pathway is triggered in normal cells upon exposure to growth factors. It regulates a cascade of proliferation and survival signals. The PI3K pathway is one of the primary deregulated signaling pathways in human cancer. Activation of the PI3K pathway is a frequent event in human tumors, promoting cell proliferation, survival, and resistance to chemotherapy and radiotherapy. Novel therapeutics impacting the PI3K pathway, alone or in combination, are therefore considered to have a high therapeutic potential.

About XL147 and XL765
XL147 is an orally available small molecule inhibitor of phosphoinositide-3-kinase (PI3K). XL765 is a orally available small molecule, dual inhibitor of PI3K and mTOR (mammalian target of rapamycin). mTOR can be activated via upregulation of PI3K, or via PI3K-independent mechanisms. mTOR is frequently activated in human tumors, and plays a central role in tumor cell proliferation.

About Exelixis
Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in Phase III, Phase II and Phase I clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, GlaxoSmithKline, Genentech, Wyeth Pharmaceuticals and Daiichi-Sankyo. For more information, please visit the company's website at http://www.exelixis.com.

About sanofi-aventis
Sanofi-aventis, a leading global pharmaceutical company, discovers, develops and distributes therapeutic solutions to improve the lives of everyone. Sanofi-aventis is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY).

Forward Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These statements include product development, product potential projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future events, operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans” and similar expressions.  Although sanofi-aventis’ management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of sanofi-aventis, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the uncertainties inherent in research and development, future clinical data and analysis, including post marketing, decisions by regulatory authorities, such as the FDA or the EMEA, regarding whether and when to approve any drug, device or biological application that may be filed for any such product candidates as well as their decisions regarding labelling and other matters that could affect the availability or commercial potential of such products candidates, the absence of guarantee that the products candidates if approved will be commercially successful, the future approval and commercial success of therapeutic alternatives as well as those discussed or identified in the public filings with the SEC and the AMF made by sanofi-aventis, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in sanofi-aventis’ annual report on Form 20-F for the year ended December 31, 2008.  Other than as required by applicable law, sanofi-aventis does not undertake any obligation to update or revise any forward-looking information or statements.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.